Exhibit 99.1
PART II

ITEM 8. Financial Statements and Supplementary Data
Updates to Annual Report on Form 10-K for the Fiscal Year Ended September 29, 2018

THE WALT DISNEY COMPANY AND SUBSIDIARIES

All schedules are omitted for the reason that they are not applicable or the required information is included in the financial statements or notes.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements prepared for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on our evaluation under the framework in Internal Control - Integrated Framework, management concluded that our internal control over financial reporting was effective as of September 29, 2018.
The effectiveness of our internal control over financial reporting as of September 29, 2018 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of The Walt Disney Company
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of The Walt Disney Company and its subsidiaries (the Company) as of September 29, 2018 and September 30, 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended September 29, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of September 29, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 29, 2018 and September 30, 2017, and the results of its operations and its cash flows for each of the three years in the period ended September 29, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 29, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
November 21, 2018, except for the change in composition of reportable segments as discussed in Note 1 to the consolidated financial statements, as to which the date is February 15, 2019, and Note 19 to the consolidated financial statements, as to which the date is August 14, 2019.
We have served as the Company’s auditor since 1938.

CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	2018	2017	2016
Revenues:
Services	$50,869	$46,843	$47,130
Products	8,565	8,294	8,502
Total revenues	59,434	55,137	55,632
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(27,528)	(25,320)	(24,653)
Cost of products (exclusive of depreciation and amortization)	(5,198)	(4,986)	(5,340)
Selling, general, administrative and other	(8,860)	(8,176)	(8,754)
Depreciation and amortization	(3,011)	(2,782)	(2,527)
Total costs and expenses	(44,597)	(41,264)	(41,274)
Restructuring and impairment charges	(33)	(98)	(156)
Other income, net	601	78	—
Interest expense, net	(574)	(385)	(260)
Equity in the income (loss) of investees, net	(102)	320	926
Income before income taxes	14,729	13,788	14,868
Income taxes	(1,663)	(4,422)	(5,078)
Net income	13,066	9,366	9,790
Less: Net income attributable to noncontrolling interests	(468)	(386)	(399)
Net income attributable to The Walt Disney Company (Disney)	$12,598	$8,980	$9,391

Earnings per share attributable to Disney:
Diluted	$8.36	$5.69	$5.73
Basic	$8.40	$5.73	$5.76

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,507	1,578	1,639
Basic	1,499	1,568	1,629

Dividends declared per share	$1.68	$1.56	$1.42
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

	2018	2017	2016
Net Income	$13,066	$9,366	$9,790
Other comprehensive income/(loss), net of tax:
Market value adjustments for investments	7	(18)	13
Market value adjustments for hedges	207	(37)	(359)
Pension and postretirement medical plan adjustments	434	584	(1,154)
Foreign currency translation and other	(289)	(103)	(156)
Other comprehensive income/(loss)	359	426	(1,656)
Comprehensive income	13,425	9,792	8,134
Net income attributable to noncontrolling interests, including redeemable noncontrolling interests	(468)	(386)	(399)
Other comprehensive loss attributable to noncontrolling interests	72	25	98
Comprehensive income attributable to Disney	$13,029	$9,431	$7,833
See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	September 29, 2018	September 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$4,150	$4,017
Receivables	9,334	8,633
Inventories	1,392	1,373
Television costs and advances	1,314	1,278
Other current assets	635	588
Total current assets	16,825	15,889
Film and television costs	7,888	7,481
Investments	2,899	3,202
Parks, resorts and other property
Attractions, buildings and equipment	55,238	54,043
Accumulated depreciation	(30,764)	(29,037)
	24,474	25,006
Projects in progress	3,942	2,145
Land	1,124	1,255
	29,540	28,406
Intangible assets, net	6,812	6,995
Goodwill	31,269	31,426
Other assets	3,365	2,390
Total assets	$98,598	$95,789
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$9,479	$8,855
Current portion of borrowings	3,790	6,172
Deferred revenue and other	4,591	4,568
Total current liabilities	17,860	19,595
Borrowings	17,084	19,119
Deferred income taxes	3,109	4,480
Other long-term liabilities	6,590	6,443
Commitments and contingencies (Note 14)
Redeemable noncontrolling interests	1,123	1,148
Equity
Preferred stock	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares	36,779	36,248
Retained earnings	82,679	72,606
Accumulated other comprehensive loss	(3,097)	(3,528)
	116,361	105,326
Treasury stock, at cost, 1.4 billion shares	(67,588)	(64,011)
Total Disney Shareholders’ equity	48,773	41,315
Noncontrolling interests	4,059	3,689
Total equity	52,832	45,004
Total liabilities and equity	$98,598	$95,789
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	2018	2017	2016
OPERATING ACTIVITIES
Net income	$13,066	$9,366	$9,790
Depreciation and amortization	3,011	2,782	2,527
Gains on acquisitions and dispositions	(560)	(289)	(26)
Deferred income taxes	(1,573)	334	1,214
Equity in the (income) loss of investees	102	(320)	(926)
Cash distributions received from equity investees	775	788	799
Net change in film and television costs and advances	(523)	(1,075)	(101)
Equity-based compensation	393	364	393
Other	441	503	674
Changes in operating assets and liabilities:
Receivables	(720)	107	(393)
Inventories	(17)	(5)	186
Other assets	(927)	(52)	(443)
Accounts payable and other accrued liabilities	235	(368)	40
Income taxes	592	208	(598)
Cash provided by operations	14,295	12,343	13,136

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,465)	(3,623)	(4,773)
Acquisitions	(1,581)	(417)	(850)
Other	710	(71)	(135)
Cash used in investing activities	(5,336)	(4,111)	(5,758)

FINANCING ACTIVITIES
Commercial paper borrowings/(payments), net	(1,768)	1,247	(920)
Borrowings	1,056	4,820	6,065
Reduction of borrowings	(1,871)	(2,364)	(2,205)
Dividends	(2,515)	(2,445)	(2,313)
Repurchases of common stock	(3,577)	(9,368)	(7,499)
Proceeds from exercise of stock options	210	276	259
Contributions from noncontrolling interest holders	399	17	—
Other	(777)	(1,142)	(607)
Cash used in financing activities	(8,843)	(8,959)	(7,220)

Impact of exchange rates on cash, cash equivalents and restricted cash	(25)	31	(123)

Change in cash, cash equivalents and restricted cash	91	(696)	35
Cash, cash equivalents and restricted cash, beginning of year	4,064	4,760	4,725
Cash, cash equivalents and restricted cash, end of year	$4,155	$4,064	$4,760

Supplemental disclosure of cash flow information:
Interest paid	$631	$466	$395
Income taxes paid	$2,503	$3,801	$4,133
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in millions)

	Equity Attributable to Disney
	Shares	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Disney Equity	Non-controlling Interests (1)	Total Equity
Balance at October 3, 2015	1,661	$35,122	$59,028	$(2,421)	$(47,204)	$44,525	$4,130	$48,655
Comprehensive income	—	—	9,391	(1,558)	—	7,833	301	8,134
Equity compensation activity	10	726	—	—	—	726	—	726
Common stock repurchases	(74)	—	—	—	(7,499)	(7,499)	—	(7,499)
Dividends	—	15	(2,328)	—	—	(2,313)	—	(2,313)
Distributions and other	—	(4)	(3)	—	—	(7)	(373)	(380)
Balance at October 1, 2016	1,597	$35,859	$66,088	$(3,979)	$(54,703)	$43,265	$4,058	$47,323
Comprehensive income	—	—	8,980	451	—	9,431	361	9,792
Equity compensation activity	8	529	—	—	—	529	—	529
Common stock repurchases	(89)	—	—	—	(9,368)	(9,368)	—	(9,368)
Dividends	—	13	(2,458)	—	—	(2,445)	—	(2,445)
Contributions	—	—	—	—	—	—	17	17
Distributions and other	1	(153)	(4)	—	60	(97)	(747)	(844)
Balance at September 30, 2017	1,517	$36,248	$72,606	$(3,528)	$(64,011)	$41,315	$3,689	$45,004
Comprehensive income	—	—	12,598	431	—	13,029	425	13,454
Equity compensation activity	6	518	—	—	—	518	—	518
Common stock repurchases	(35)	—	—	—	(3,577)	(3,577)	—	(3,577)
Dividends	—	14	(2,529)	—	—	(2,515)	—	(2,515)
Contributions	—	—	—	—	—	—	488	488
Distributions and other	—	(1)	4	—	—	3	(543)	(540)
Balance at September 29, 2018	1,488	$36,779	$82,679	$(3,097)	$(67,588)	$48,773	$4,059	$52,832
(1)     Excludes redeemable noncontrolling interest
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in millions, except per share amounts)

1	Description of the Business and Segment Information
The Walt Disney Company, together with the subsidiaries through which businesses are conducted (the Company), is a diversified worldwide entertainment company with operations in the following business segments: Media Networks; Parks, Experiences & Consumer Products; Studio Entertainment; and Direct-to-Consumer & International.
DESCRIPTION OF THE BUSINESS
Media Networks Segment
The Company operates cable programming businesses branded ESPN, Disney and Freeform, broadcast businesses, which include the ABC TV Network and eight owned television stations, and radio businesses. The ABC TV network has affiliated stations providing coverage to consumers throughout the U.S. The Company also produces original live-action and animated television programming, which may be sold in network, first-run syndication and other television markets worldwide, to subscription video-on-demand services (including content transactions with other Company segments) and in home entertainment formats (such as DVD, Blu-ray and electric home video license). The Company has interests in media businesses reported in the Media Networks segment that are accounted for under the equity method including A+E Television Networks LLC (A+E) and CTV Specialty Television, Inc. (CTV). Media Networks also programs certain of the Company’s branded internet sites and apps.
Parks, Experiences & Consumer Products Segment
The Company owns and operates the Walt Disney World Resort in Florida and the Disneyland Resort in California. The Walt Disney World Resort includes four theme parks (the Magic Kingdom, Epcot, Disney’s Hollywood Studios and Disney’s Animal Kingdom); 18 resort hotels; vacation club properties; a retail, dining and entertainment complex (Disney Springs); a sports complex; conference centers; campgrounds; water parks; and other recreational facilities. The Disneyland Resort includes two theme parks (Disneyland and Disney California Adventure), three resort hotels and a retail, dining and entertainment complex (Downtown Disney). Internationally, the Company owns and operates Disneyland Paris, which includes two theme parks (Disneyland Park and Walt Disney Studios Park); seven themed resort hotels; two convention centers; a retail, dining and entertainment complex (Disney Village); a 27-hole golf facility; and a 50% interest in Villages Nature, a European eco-tourism resort. The Company manages and has a 47% ownership interest in Hong Kong Disneyland Resort, which includes one theme park and three themed resort hotels. The Company has a 43% ownership interest in Shanghai Disney Resort, which includes one theme park; two themed resort hotels; a retail, dining and entertainment complex (Disneytown); and an outdoor recreational area. The Company also has a 70% ownership interest in the management company of Shanghai Disney Resort. The Company earns royalties on revenues generated by the Tokyo Disney Resort, which includes two theme parks (Tokyo Disneyland and Tokyo DisneySea) and four Disney-branded hotels and is owned and operated by an unrelated Japanese corporation. The Company develops, manages and markets vacation club ownership interests through the Disney Vacation Club; operates the Disney Cruise Line; the Adventures by Disney guided group vacations business; and Aulani, a hotel and vacation club resort in Hawaii. The Company’s Walt Disney Imagineering unit designs and develops theme park concepts and attractions as well as resort properties. The Company licenses its trade names, characters, visual, literary and other intellectual properties to various manufacturers, game developers, publishers and retailers throughout the world. The Company also sells branded merchandise through retail, online and wholesale businesses, and develops and publishes books, magazines, comic books and games. As of the end of fiscal 2018, the Company had substantially exited the vertical games development business.
Studio Entertainment Segment
The Company produces and acquires live-action and animated motion pictures for worldwide distribution in the theatrical, home entertainment and television markets and to subscription video on demand services. The Company distributes these products through its own distribution and marketing companies in the U.S. and both directly and through independent companies and joint ventures in foreign markets. Our primary banners are Walt Disney Pictures, Pixar, Marvel, Lucasfilm and Touchstone. The Studio Entertainment segment also provides content to other Company segments. The Company also produces stage plays and musical recordings, licenses and produces live entertainment events and provides visual and audio effects and other post-production services.

Direct-to-Consumer & International Segment
The Company operates Disney and ESPN branded television networks and channels outside of the U.S. and operates the Company’s direct-to-consumer streaming services. In April 2018, the Company launched ESPN+, a direct-to-consumer streaming service providing multi-sports content. The Company expects to launch Disney+, which will offer a range of Disney, Pixar, Marvel and Lucasfilm content, in late 2019. The Company also operates Disney Movie Club, which sells DVD/Blu-rays directly to U.S. and Canadian consumers, and provides streaming technology services to third parties. The Company has interests in media businesses reported in the Direct-to-Consumer & International segment that are accounted for under the equity method including Hulu LLC (Hulu), Vice Group Holding, Inc. (Vice) and Seven TV.
SEGMENT INFORMATION
Segment operating results reflect earnings before corporate and unallocated shared expenses, restructuring and impairment charges, other expense, interest expense, income taxes and noncontrolling interests. Segment operating income includes equity in the income of investees. Corporate and unallocated shared expenses principally consist of corporate functions, executive management and certain unallocated administrative support functions.
The following segment results include allocations of certain costs, including information technology, pension, legal and other shared services costs, which are allocated based on metrics designed to correlate with consumption. These allocations are agreed-upon amounts between the businesses and may differ from amounts that would be negotiated in arm’s length transactions.
Intersegment content transactions (e.g. feature films aired on the ABC Television Network) are presented “gross” (i.e. the segment producing the content reports revenue and profit from intersegment transactions in a manner similar to the reporting of third-party transactions, and the required eliminations are reported on a separate “Eliminations” line when presenting a summary of our segment results). Other intersegment transactions are reported “Net” (i.e. revenue between segments is recorded as a reduction of costs) except that Studio Entertainment revenues and operating income include an allocation of Parks, Experiences & Consumer Products revenues, which is meant to reflect royalties on revenue generated by Parks, Experiences & Consumer Products on merchandise based on intellectual property from Studio Entertainment films.

	2018	2017	2016
Revenues
Media Networks	$21,922	$21,299	$21,326
Parks, Experiences & Consumer Products
Third parties	25,257	23,516	22,998
Intersegment	(556)	(492)	(740)
	24,701	23,024	22,258
Studio Entertainment
Third parties	9,509	7,860	8,629
Intersegment	556	492	740
	10,065	8,352	9,369
Direct-to-Consumer & International	3,414	3,075	3,306
Eliminations(1)	(668)	(613)	(627)

Total consolidated revenues	$59,434	$55,137	$55,632
Segment operating income
Media Networks	$7,338	$7,196	$7,804
Parks, Experiences & Consumer Products	6,095	5,487	5,198
Studio Entertainment	3,004	2,363	2,767
Direct-to-Consumer & International	(738)	(284)	(38)
Eliminations(1)	(10)	13	(10)
Total segment operating income(2)	$15,689	$14,775	$15,721

	2018	2017	2016
Reconciliation of segment operating income to income before income taxes
Segment operating income	$15,689	$14,775	$15,721
Corporate and unallocated shared expenses	(744)	(582)	(640)
Restructuring and impairment charges	(33)	(98)	(156)
Other income, net	601	78	—
Interest expense, net	(574)	(385)	(260)
Vice Gain(2)	—	—	332
Infinity Charge(3)	—	—	(129)
Impairment of equity investments(2)	(210)	—	—
Income before income taxes	$14,729	$13,788	$14,868
Capital expenditures
Media Networks
Cable Networks	$96	$64	$81
Broadcasting	107	67	73
Parks, Experiences & Consumer Products
Domestic	3,223	2,392	2,215
International	677	827	2,053
Studio Entertainment	96	85	86
Direct-to-Consumer & International	107	30	65
Corporate	159	158	200
Total capital expenditures	$4,465	$3,623	$4,773

Depreciation expense
Media Networks	$199	$206	$217
Parks, Experiences & Consumer Products
Domestic	1,449	1,371	1,314
International	768	679	468
Studio Entertainment	55	50	46
Direct-to-Consumer & International	106	74	61
Corporate	181	206	214
Total depreciation expense	$2,758	$2,586	$2,320
Amortization of intangible assets
Media Networks	$—	$—	$2
Parks, Experiences & Consumer Products	110	111	107
Studio Entertainment	64	65	74
Direct-to-Consumer & International	79	20	24
Total amortization of intangible assets	$253	$196	$207

	2018	2017	2016
Identifiable assets(4)
Media Networks	$14,216	$13,660
Parks, Experiences & Consumer Products	34,684	33,755
Studio Entertainment	10,197	9,672
Direct-to-Consumer & International	3,558	4,083
Corporate(5)	4,977	3,475
Eliminations	(303)	(282)
Goodwill(6)	31,269	31,426
Total consolidated assets	$98,598	$95,789
Supplemental revenue data
Affiliate fees	$13,279	$12,659	$12,259
Advertising	7,904	8,237	8,649
Retail merchandise, food and beverage	6,923	6,433	6,116
Theme park admissions	7,183	6,502	5,900
Revenues
United States and Canada	$45,038	$41,881	$42,616
Europe	7,026	6,541	6,714
Asia Pacific	5,531	5,075	4,582
Latin America and Other	1,839	1,640	1,720
	$59,434	$55,137	$55,632
Segment operating income
United States and Canada	$11,396	$10,962	$12,139
Europe	1,922	1,812	1,815
Asia Pacific	1,869	1,626	1,324
Latin America and Other	502	375	443
	$15,689	$14,775	$15,721

Long-lived assets(7)
United States and Canada	$65,245	$61,215
Europe	6,275	8,208
Asia Pacific	7,775	8,196
Latin America and Other	131	155
	$79,426	$77,774

(1)	Intersegment content transaction are as follows:

	2018	2017	2016
Revenues
Studio Entertainment:
Content transactions with Media Networks	$(169)	$(137)	$(159)
Content transactions with Direct-to-Consumer & International	(28)	(22)	(11)
Media Networks:
Content transactions with Direct-to-Consumer & International	(471)	(454)	(457)
Total	$(668)	$(613)	$(627)

Operating Income
Studio Entertainment:
Content transactions with Media Networks	$(8)	$15	$(10)
Media Networks:
Content transactions with Direct-to-Consumer & International	(2)	(2)	—
Total	$(10)	$13	$(10)

(2)	Equity in the income of investees included in segment operating income is as follows:

	2018	2017	2016
Media Networks	$711	$766	$779
Parks, Experiences and Consumer Products	(23)	(25)	(3)
Direct-to-Consumer & International	(580)	(421)	(182)
Equity in the income of investees included in segment operating income	108	320	594
Impairment of equity investments:
Vice	(157)	—	—
Villages Nature	(53)	—	—
Vice Gain	—	—	332
Equity in the income (loss) of investees, net	$(102)	$320	$926

During fiscal 2018, the Company recorded impairments of Vice and Villages Nature equity method investments. During fiscal 2016, the Company recognized its share of a net gain recorded by A+E, a joint venture owned 50% by the Company, in connection with A+E’s acquisition of an interest in Vice (Vice Gain). These items were recorded in “Equity in the income (loss) of investees, net” in the Consolidated Statement of Income but were not included in segment operating income.

(3)
In fiscal 2016, the Company discontinued its Infinity console game business, which is reported in the Parks, Experiences & Consumer Products segment, and recorded a charge (Infinity Charge) primarily to write down inventory. The charge also included severance and other asset impairments. The charge was reported in “Cost of products” in the Consolidated Statement of Income.

(4)	Equity method investments included in identifiable assets by segment are as follows:

	2018	2017
Media Networks	$2,430	$2,505
Parks, Experiences & Consumer Products	1	70
Studio Entertainment	1	1
Direct-to-Consumer & International	320	493
Corporate	16	18
	$2,768	$3,087

Intangible assets included in identifiable assets by segment are as follows:

	2018	2017
Media Networks	$1,546	$1,547
Parks, Experiences & Consumer Products	3,167	3,277
Studio Entertainment	1,479	1,543
Direct-to-Consumer & International	490	498
Corporate	130	130
	$6,812	$6,995

(5)	Primarily fixed assets and cash and cash equivalents.

(6)	See Note 3 for goodwill by segment.

(7)	Long-lived assets are total assets less the following: current assets, long-term receivables, deferred taxes, financial investments and derivatives.

2	Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements of the Company include the accounts of The Walt Disney Company and its majority-owned or controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
The Company enters into relationships or investments with other entities that may be variable interest entities (VIE). A VIE is consolidated in the financial statements if the Company has the power to direct activities that most significantly impact the economic performance of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant (as defined by ASC 810-10-25-38) to the VIE. Hong Kong Disneyland Resort and Shanghai Disney Resort (collectively the Asia Theme Parks) are VIEs in which the Company has less than 50% equity ownership. Company subsidiaries (the Management Companies) have management agreements with the Asia Theme Parks, which provide the Management Companies, subject to certain protective rights of joint venture partners, with the ability to direct the day-to-day operating activities and the development of business strategies that we believe most significantly impact the economic performance of the Asia Theme Parks. In addition, the Management Companies receive management fees under these arrangements that we believe could be significant to the Asia Theme Parks. Therefore, the Company has consolidated the Asia Theme Parks in its financial statements.
Reporting Period
The Company’s fiscal year ends on the Saturday closest to September 30 and consists of fifty-two weeks with the exception that approximately every six years, we have a fifty-three week year. When a fifty-three week year occurs, the Company reports the additional week in the fourth quarter. Fiscal 2018, 2017 and 2016 were fifty-two week years.
Reclassifications
Certain reclassifications have been made in the fiscal 2017 and fiscal 2016 financial statements and notes to conform to the fiscal 2018 presentation.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates.

Revenues and Costs from Services and Products
The Company generates revenue from the sale of both services and tangible products and revenues and operating costs are classified under these two categories in the Consolidated Statements of Income. Certain costs related to both the sale of services and tangible products are not specifically allocated between the service or tangible product revenue streams but are instead attributed to the principal revenue stream. The cost of services and tangible products exclude depreciation and amortization.
Significant service revenues include:

•	Affiliate fees

•	Advertising revenues

•	Revenue from the licensing and distribution of film and television properties

•	Admissions to our theme parks, charges for room nights at hotels and sales of cruise vacation packages

•	Licensing of intellectual property for use on consumer merchandise, and in published materials and interactive games
Significant operating costs related to the sale of services include:

•	Amortization of programming and production costs and participations and residuals costs

•	Distribution costs

•	Operating labor

•	Facilities and infrastructure costs
Significant tangible product revenues include the sale of:

•	Food, beverage and merchandise at our retail locations

•	DVDs and Blu-ray discs

•	Books, comic books and magazines
Significant operating costs related to the sale of tangible products include:

•	Costs of goods sold

•	Amortization of production, participations and residuals costs

•	Distribution costs

•	Operating labor

•	Retail occupancy costs
Revenue Recognition
Television advertising revenues are recognized when commercials are aired. Affiliate fee revenue is recognized as services are provided based on per subscriber rates set out in agreements with Multi-channel Video Programming Distributors (MVPD) and the number of MVPD subscribers.
Revenues from theme park ticket sales are recognized when the tickets are used. Revenues from annual pass sales are recognized ratably over the period for which the pass is available for use.
Revenues from the theatrical distribution of motion pictures are recognized when motion pictures are exhibited. Revenues from home entertainment sales, net of anticipated returns and customer incentives, are recognized on the later of the delivery date or the date that the product can be sold by retailers. Revenues from the licensing of feature films and television programming are recorded when the content is available for telecast by the licensee and when certain other conditions are met. Revenues from the sale of electronic formats of feature films and television programming are recognized when the product is received by the consumer.
Merchandise licensing advances and guarantee royalty payments are recognized based on the contractual royalty rate when the licensed product is sold by the licensee. Non-refundable advances and minimum guarantee royalty payments in excess of royalties earned are generally recognized as revenue at the end of the contract period.
Revenues from our branded online and mobile operations are recognized as services are rendered. Advertising revenues at our internet operations or associated with the distribution of our video content online are recognized when advertisements are delivered online.
Taxes collected from customers and remitted to governmental authorities are presented in the Consolidated Statements of Income on a net basis.

Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The allowance for doubtful accounts is estimated based on our analysis of trends in overall receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and current economic trends.
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense for fiscal years 2018, 2017 and 2016 was $2.8 billion, $2.6 billion and $2.9 billion, respectively.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.
Cash and cash equivalents subject to contractual restrictions and not readily available are classified as restricted cash. The Company’s restricted cash balances are primarily made up of cash posted as collateral for certain derivative instruments.
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheet to the total of the amounts in the Consolidated Statement of Cash Flows.

	September 29, 2018	September 30, 2017	October 1, 2016
Cash and cash equivalents	$4,150	$4,017	$4,610
Restricted cash included in:
Other current assets	1	26	96
Other assets	4	21	54
Total cash, cash equivalents and restricted cash in the statement of cash flows	$4,155	$4,064	$4,760

Investments
Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and reported at amortized cost. Debt securities not classified as held-to-maturity and marketable equity securities are considered “available-for-sale” and recorded at fair value with unrealized gains and losses included in accumulated other comprehensive income/(loss) (AOCI). All other equity securities are accounted for using either the cost method or the equity method.
The Company regularly reviews its investments to determine whether a decline in fair value below the cost basis is other-than-temporary. If the decline in fair value is determined to be other-than-temporary, the cost basis of the investment is written down to fair value.
Translation Policy
The U.S. dollar is the functional currency for the majority of our international operations. Significant businesses where the local currency is the functional currency include the Asia Theme Parks, Disneyland Paris and international locations of The Disney Stores.
For U.S. dollar functional currency locations, foreign currency assets and liabilities are remeasured into U.S. dollars at end-of-period exchange rates, except for non-monetary balance sheet accounts, which are remeasured at historical exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period, except for those expenses related to the non-monetary balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in income.
For local currency functional locations, assets and liabilities are translated at end-of-period rates while revenues and expenses are translated at average rates in effect during the period. Equity is translated at historical rates and the resulting cumulative translation adjustments are included as a component of AOCI.
Inventories
Inventory primarily includes vacation timeshare units, merchandise, food, materials and supplies. Carrying amounts of vacation ownership units are recorded at the lower of cost or net realizable value. Carrying amounts of merchandise, food, materials and supplies inventories are generally determined on a moving average cost basis and are recorded at the lower of cost or net realizable value.

Film and Television Costs
Film and television costs include capitalizable production costs, production overhead, interest, development costs and acquired programming costs and are stated at the lower of cost, less accumulated amortization, or fair value. Acquired programming costs for the Company’s cable and broadcast television networks are stated at the lower of cost, less accumulated amortization, or net realizable value. Acquired television broadcast program licenses and rights are recorded when the license period begins and the program is available for use. Marketing, distribution and general and administrative costs are expensed as incurred.
Film and television production, participation and residual costs are expensed over the applicable product life cycle based upon the ratio of the current period’s revenues to estimated remaining total revenues (Ultimate Revenues) for each production. For film productions, Ultimate Revenues include revenues from all sources that will be earned within ten years from the date of the initial theatrical release. For television series, Ultimate Revenues include revenues that will be earned within ten years from delivery of the first episode, or if still in production, five years from delivery of the most recent episode, if later. For acquired film libraries, remaining revenues include amounts to be earned for up to twenty years from the date of acquisition. Costs of film and television productions are subject to regular recoverability assessments, which compare the estimated fair values with the unamortized costs. The Company bases these fair value measurements on the Company’s assumptions about how market participants would price the assets at the balance sheet date, which may be different than the amounts ultimately realized in future periods. The amount by which the unamortized costs of film and television productions exceed their estimated fair values is written off. Film development costs for projects that have been abandoned are written off. Projects that have not been set for production within three years are also written off unless management has committed to a plan to proceed with the project and is actively working on and funding the project.
The costs of television broadcast rights for acquired series, movies and other programs are expensed based on the number of times the program is expected to be aired or on a straight-line basis over the useful life, as appropriate. Rights costs for multi-year sports programming arrangements are amortized during the applicable seasons based on the estimated relative value of each year in the arrangement. The estimated value of each year is based on our projections of revenues over the contract period, which include advertising revenue and an allocation of affiliate revenue. If the annual contractual payments related to each season approximate each season’s estimated relative value, we expense the related contractual payments during the applicable season. Individual programs are written off when there are no plans to air or sublicense the program.
The net realizable values of network television broadcast program licenses and rights are reviewed for recoverability using a daypart methodology. A daypart is defined as an aggregation of programs broadcast during a particular time of day or programs of a similar type. The Company’s dayparts are: primetime, daytime, late night, news and sports (includes broadcast and cable networks). The net realizable values of other cable programming assets are reviewed on an aggregated basis for each cable network.
Internal-Use Software Costs
The Company expenses costs incurred in the preliminary project stage of developing or acquiring internal use software, such as research and feasibility studies as well as costs incurred in the post-implementation/operational stage, such as maintenance and training. Capitalization of software development costs occurs only after the preliminary-project stage is complete, management authorizes the project and it is probable that the project will be completed and the software will be used for the function intended. As of September 29, 2018 and September 30, 2017, capitalized software costs, net of accumulated depreciation, totaled $659 million and $710 million, respectively. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the software, ranging from 2-10 years.
Software Product Development Costs
Software product development costs incurred prior to reaching technological feasibility are expensed. We have determined that technological feasibility of our video game software is generally not established until substantially all product development is complete.
Parks, Resorts and Other Property
Parks, resorts and other property are carried at historical cost. Depreciation is computed on the straight-line method, generally over estimated useful lives as follows:

Attractions, buildings and improvements	20 – 40 years
Furniture, fixtures and equipment	3 – 25 years
Land improvements	20 – 40 years
Leasehold improvements	Life of lease or asset life if less

Goodwill, Other Intangible Assets and Long-Lived Assets
The Company is required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis and if current events or circumstances require, on an interim basis. Goodwill is allocated to various reporting units, which are an operating segment or one level below the operating segment. The Company compares the fair value of each reporting unit to its carrying amount, and to the extent the carrying amount exceeds the fair value, an impairment of goodwill is recognized for the excess up to the amount of goodwill allocated to the reporting unit.
To determine the fair value of our reporting units, we generally use a present value technique (discounted cash flows) corroborated by market multiples when available and as appropriate. We apply what we believe to be the most appropriate valuation methodology for each of our reporting units. We include in the projected cash flows an estimate of the revenue we believe the reporting unit would receive if the intellectual property developed by the reporting unit that is being used by other reporting units was licensed to an unrelated third party at its fair market value.
In times of adverse economic conditions in the global economy, the Company’s long-term cash flow projections are subject to a greater degree of uncertainty than usual. If we had established different reporting units or utilized different valuation methodologies or assumptions, the impairment test results could differ, and we could be required to record impairment charges.
The Company is required to compare the fair values of other indefinite-lived intangible assets to their carrying amounts. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized for the excess. Fair values of other indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate. The Company has determined that there are currently no legal, competitive, economic or other factors that materially limit the useful life of our FCC licenses and trademarks.
Amortizable intangible assets are generally amortized on a straight-line basis over periods up to 40 years. The costs to periodically renew our intangible assets are expensed as incurred.
The Company tests long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount may not be recoverable. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. The impairment test for assets held for use requires a comparison of cash flows expected to be generated over the useful life of an asset group to the carrying value of the asset group. An asset group is established by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets and could include assets used across multiple businesses or segments. If the carrying value of an asset group exceeds the estimated undiscounted future cash flows, an impairment would be measured as the difference between the fair value of the group’s long-lived assets and the carrying value of the group’s long-lived assets. The impairment is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts, but only to the extent the carrying value of each asset is above its fair value. For assets held for sale, to the extent the carrying value is greater than the asset’s fair value less costs to sell, an impairment loss is recognized for the difference.
The Company tested its goodwill and other indefinite-lived intangible assets, long-lived assets and investments for impairment and recorded non-cash impairment charges of $210 million, $22 million and $7 million in fiscal years 2018, 2017 and 2016, respectively. The fiscal 2018 impairment charges related to equity investments and were recorded in “Equity in the income (loss) of investees, net” in the Consolidated Statements of Income. The fiscal 2017 and 2016 impairment charges were recorded in “Restructuring and impairment charges” in the Consolidated Statements of Income.
The Company expects its aggregate annual amortization expense for existing amortizable intangible assets for fiscal years 2019 through 2023 to be as follows:

2019	$258
2020	233
2021	230
2022	228
2023	202

Risk Management Contracts
In the normal course of business, the Company employs a variety of financial instruments (derivatives) including interest rate and cross-currency swap agreements and forward and option contracts to manage its exposure to fluctuations in interest rates, foreign currency exchange rates and commodity prices.

The Company formally documents all relationships between hedges and hedged items as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company primarily enters into two types of derivatives: hedges of fair value exposure and hedges of cash flow exposure. Hedges of fair value exposure are entered into in order to hedge the fair value of a recognized asset, liability, or a firm commitment. Hedges of cash flow exposure are entered into in order to hedge a forecasted transaction (e.g. forecasted revenue) or the variability of cash flows to be paid or received, related to a recognized liability or asset (e.g. floating rate debt).
The Company designates and assigns the derivatives as hedges of forecasted transactions, specific assets or specific liabilities. When hedged assets or liabilities are sold or extinguished or the forecasted transactions being hedged occur or are no longer expected to occur, the Company recognizes the gain or loss on the designated derivatives.
The Company’s hedge positions are measured at fair value on the balance sheet. Realized gains and losses from hedges are classified in the income statement consistent with the accounting treatment of the items being hedged. The Company accrues the differential for interest rate swaps to be paid or received under the agreements as interest rates change as adjustments to interest expense over the lives of the swaps. Gains and losses on the termination of effective swap agreements, prior to their original maturity, are deferred and amortized to interest expense over the remaining term of the underlying hedged transactions.
The Company enters into derivatives that are not designated as hedges and do not qualify for hedge accounting. These derivatives are intended to offset certain economic exposures of the Company and are carried at fair value with changes in value recorded in earnings. Cash flows from hedging activities are classified in the Consolidated Statements of Cash Flows under the same category as the cash flows from the related assets, liabilities or forecasted transactions (see Notes 8 and 16).
Income Taxes
Deferred income tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of available evidence, it is more likely than not that some amount of recorded deferred tax assets will not be realized, a valuation allowance is established for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized.
A tax position must meet a minimum probability threshold before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.
Earnings Per Share
The Company presents both basic and diluted earnings per share (EPS) amounts. Basic EPS is calculated by dividing net income attributable to Disney by the weighted average number of common shares outstanding during the year. Diluted EPS is based upon the weighted average number of common and common equivalent shares outstanding during the year, which is calculated using the treasury-stock method for equity-based awards (Awards). Common equivalent shares are excluded from the computation in periods for which they have an anti-dilutive effect. Stock options for which the exercise price exceeds the average market price over the period are anti-dilutive and, accordingly, are excluded from the calculation.
A reconciliation of the weighted average number of common and common equivalent shares outstanding and the number of Awards excluded from the diluted earnings per share calculation, as they were anti-dilutive, are as follows:

	2018	2017	2016
Weighted average number of common and common equivalent shares outstanding (basic)	1,499	1,568	1,629
Weighted average dilutive impact of Awards	8	10	10
Weighted average number of common and common equivalent shares outstanding (diluted)	1,507	1,578	1,639
Awards excluded from diluted earnings per share	12	10	6

3	Acquisitions
Twenty-First Century Fox
On December 14, 2017, the Company and Twenty-First Century Fox, Inc. (“21CF”) announced a definitive agreement (the “Original Merger Agreement”) for the Company to acquire 21CF.
On June 20, 2018, the Company, TWDC Holdco 613 Corp (“New Disney”), a direct wholly owned subsidiary of the Company, and 21CF entered into an Amended and Restated Agreement and Plan of Merger (“Amended Merger Agreement”) for New Disney to acquire 21CF. The Amended Merger Agreement amends the Original Merger Agreement.
Prior to the acquisition, 21CF will transfer a portfolio of its news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, FS1, FS2, Fox Deportes, Big Ten Network and certain other assets and liabilities into a newly formed subsidiary (“New Fox”) (the “New Fox Separation”) and distribute all of the issued and outstanding common stock of New Fox to shareholders of 21CF (other than holders that are subsidiaries of 21CF) on a pro rata basis (the “New Fox Distribution”). Prior to the New Fox Distribution, New Fox will pay 21CF a dividend in the amount of $8.5 billion. As the New Fox Separation and the New Fox Distribution will be taxable to 21CF at the corporate level, the dividend is intended to fund the taxes resulting from the New Fox Separation and New Fox Distribution and certain other transactions contemplated by the Amended Merger Agreement (the “Transaction Tax”). On October 3, 2018, 21CF entered into an agreement to sell its existing 39% interest in Sky plc (“Sky”) to Comcast at a price of £17.28 per each Sky share for a total sales price of approximately £11.6 billion ($15.1 billion). 21CF will retain all assets and liabilities not transferred to New Fox, which will include the 21CF film and television studios, certain cable networks (including FX and Nat Geo), 21CF’s international television businesses and the proceeds from the sale of its interest in Sky.
Following the New Fox Separation and the New Fox Distribution, WDC Merger Enterprises I, Inc., a wholly owned subsidiary of New Disney will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Disney Merger”), and WDC Merger Enterprises II, Inc., a wholly owned subsidiary of New Disney, will be merged with and into 21CF, with 21CF continuing as the surviving corporation (the “21CF Merger and together with the Disney Merger, the “Mergers”). As a result of the Mergers, the Company and 21CF will become direct wholly owned subsidiaries of New Disney, which will be renamed “The Walt Disney Company” concurrently with the Mergers. Each share of Disney stock issued and outstanding immediately prior to the Disney Merger will be converted into one share of New Disney stock of the same class.
The Boards of Directors of the Company and 21CF have approved the transaction. On July 27, 2018, the Amended Merger Agreement was adopted by the requisite vote of 21CF’s shareholders and the stock issuance was approved by the requisite vote of the Company’s shareholders. The consummation of the transaction is subject to various conditions, including, among others, (i) the consummation of the New Fox Separation, (ii) the receipt of certain tax opinions with respect to the treatment of the transaction under U.S. and Australian tax laws, and (iii) the receipt of certain regulatory approvals and governmental consents. The closing of the Acquisition is expected to occur in the first half of calendar year 2019.
Pursuant to a consent decree with the DOJ, we are required to sell 21CF’s Regional Sports Networks (the “RSNs”) (the “RSN Divestiture”). Under the consent decree, the Company will have at least 90 days from the date of the acquisition to complete the RSN Divestiture, with the possibility that the DOJ can grant extensions of time up to another 90 days; and the DOJ must approve the purchaser(s) and terms and conditions of the RSN Divestiture. The decree is subject to the normal court approval process.
On November 6, 2018, the European Commission approved the acquisition on the condition that the Company divest its interests in certain cable channels in the European Economic Area that are controlled by A+E, including History, H2, Crime & Investigation, Blaze and Lifetime(“the EEA Channels”). A+E is owned 50% by the Company, and the Company plans to comply by divesting its interests in the entities that operate the EEA Channels while retaining its 50% ownership of A +E apart from the A+E entities operating the EEA Channels.
Upon consummation of the transaction, each issued and outstanding share of 21CF common stock (other than (i) treasury shares, (ii) shares held by 21CF subsidiaries and (iii) shares held by 21CF shareholders who have not voted in favor of the 21CF Merger and perfected and not withdrawn a demand for appraisal rights under Delaware law) will be exchanged for an amount (the “Per Share Value”), payable at the election of the holder thereof in either cash or shares of New Disney common stock. The Per Share Value is equal to fifty percent (50%) of the sum of (i) $38.00 plus (ii) the value of a number of shares of the Company’s common stock equal to an “exchange ratio” (determined based on the volume weighted average price of Disney common stock over the fifteen consecutive trading day period ending on (and including) the trading day that is three trading days prior to the date of the effective time of the 21CF Merger (“Average Company Stock Price”)). If the Average Company Stock Price is greater than $114.32, then the exchange ratio will be 0.3324. If the Average Company Stock Price is less than $93.53, then the exchange ratio will be 0.4063. If the Average Company Stock Price is greater than or equal to $93.53 but less than or equal to $114.32, then the exchange ratio will be an amount equal to $38.00 divided by the Average Company Stock

Price. The merger consideration is subject to automatic proration and adjustment to ensure that the aggregate cash consideration (before giving effect to the adjustment for the Transaction Tax) is equal to $35.7 billion.
The merger consideration may be subject to an adjustment based on the final estimate of the Transaction Tax. The merger consideration in the Amended Merger Agreement was set based on an estimate of $8.5 billion for the Transaction Tax and will be adjusted immediately prior to consummation of the transaction if the final estimate of the Transaction Tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the merger consideration, depending on whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the Transaction Tax is lower than $8.5 billion, the Company will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2.0 billion.
As described in a Form 8-K filed by the Company on October 5, 2018, based on the estimated number of shares of 21CF common stock outstanding as of September 27, 2018 and assuming an Average Company Stock Price of $111.6013 (which was the volume weighted average price of the Company’s stock over the 15-trading day period ending on September 27, 2018), and assuming no adjustment for the Transaction Tax, New Disney would be required to issue approximately 319 million shares of New Disney common stock to 21CF shareholders. New Disney will record the merger consideration based upon the cash paid, which will be funded from New Disney borrowings, plus the value of New Disney common stock issued to 21CF shareholders, which will be determined by the number of shares issued and the Company’s stock price on the closing date. We anticipate that we will repay approximately half of the borrowings shortly after the transaction closes using cash we expect to acquire from 21CF. New Disney will assume approximately $19 billion of 21CF debt that had an estimated fair value of approximately $23 billion as of September 30, 2018.
Under the terms of the Amended Merger Agreement, Disney will pay 21CF $2.5 billion if the Mergers are not consummated under certain circumstances relating to the failure to obtain approvals, or if there is a final, non-appealable order preventing the transaction, in each case, relating to antitrust laws, communications laws or foreign regulatory laws. If the Amended Merger Agreement is terminated under certain other circumstances relating to changes in board recommendations and/or alternative transactions, the Company or 21CF may be required to pay the other party approximately $1.5 billion.
On October 5, 2018, the Company commenced an exchange offer for any and all outstanding notes (the “21CFA Notes”) issued by 21st Century Fox America, Inc. (“21CFA”), for up to $18.1 billion aggregate principal amount of new notes (the “New Disney Notes”) and cash. In conjunction with the offer to exchange (each an “Exchange Offer” and collectively, the “Exchange Offers”) the 21CFA Notes, New Disney, on behalf of 21CFA, was concurrently soliciting consents (each, a “Consent Solicitation” and, collectively, the “Consent Solicitations”) to adopt certain proposed amendments to each of the indentures governing the 21CFA Notes to eliminate substantially all of the restrictive covenants in such indentures, release the guarantee provided by 21CF pursuant to such indentures and limit the reporting covenants under such indentures so that 21CFA is only required to comply with the reporting requirements under the Trust Indenture Act of 1939 (collectively, the “Proposed Amendments”).
On October 22, 2018, the Company announced that the requisite number of consents had been received to adopt the Proposed Amendments with respect to all 21CFA Notes. Supplemental indentures effecting the Proposed Amendments were executed on October 22, 2018. Such supplemental indentures were valid and enforceable upon execution but will only become operative upon the settlement of the Exchange Offers and Consent Solicitations. The settlement of the Exchange Offers and Consent Solicitations is expected to occur on or around the closing date of the Acquisition. If the Acquisition is not consummated, or if the Exchange Offers and Consent Solicitations are otherwise terminated or withdrawn prior to settlement, the Proposed Amendments effected by the supplemental indentures will be deemed to be revoked retroactive to October 22, 2018.
BAMTech
On September 25, 2017, the Company acquired an additional 42% interest in BAMTech, a streaming technology and content delivery business, from an affiliate of Major League Baseball (MLB) for $1.6 billion (paid in January 2018). The acquisition increased our interest from 33% to 75%, and as a result, we began consolidating BAMTech during the fourth quarter of fiscal 2017. The acquisition supports the Company’s strategy to launch DTC video streaming services.
The acquisition date fair value of BAMTech (purchase price) of $3.9 billion represents the sum of (i) the $1.6 billion payment for the 42% interest, (ii) the $1.2 billion estimated fair value of the Company’s original 33% interest, and (iii) the $1.1 billion estimated fair value of the 25% noncontrolling interest.
Upon consolidation, the Company recognized a non-cash gain of $255 million ($162 million after tax) as a result of increasing the carrying value of the Company’s original 33% interest to $1.2 billion, the estimated fair value implied by the acquisition price of our additional 42% interest. The gain was recorded in “Other income, net” in the fiscal 2017 Consolidated Statement of Income.

We have allocated $3.5 billion of the purchase price to goodwill (approximately half of which is deductible for tax purposes) with the remainder primarily allocated to identifiable intangible assets. Goodwill reflects the synergies expected from rationalization of the Company’s current digital distribution services, enhanced personalization of content and advertising from access to DTC user data, and the ability to leverage BAMTech’s platform expertise for the Company’s DTC services. Goodwill also includes technical knowhow associated with BAMTech’s assembled workforce. BAMTech’s noncontrolling interest holders, MLB and the National Hockey League (NHL), have the right to sell their interest to the Company in the future. MLB can generally sell its interest to the Company starting five years from and ending ten years after the September 25, 2017 acquisition date at the greater of fair value or a guaranteed floor value ($563 million accreting at 8% annually for eight years). The NHL can sell its interest to the Company in fiscal 2020 for $300 million or in fiscal 2021 for $350 million. Accordingly, these interests are recorded as “Redeemable noncontrolling interests” in the Company’s Consolidated Balance Sheet. In addition, ESPN’s noncontrolling interest holder has a 20% interest in BAMTech’s direct-to-consumer sports business.
The Company has the right to purchase MLB’s interest in BAMTech starting five years from and ending ten years after the acquisition date at the greater of fair value or the guaranteed floor value. The Company has the right to acquire the NHL interest in fiscal years 2020 or 2021 for $500 million.
The acquisition date fair value of the noncontrolling interests was estimated at $1.1 billion, which was calculated using an option pricing model and generally reflected the net present value of the expected future redemption amount.
As a result of the MLB and NHL sale rights, the noncontrolling interests will generally not be allocated BAMTech losses. The Company will record the noncontrolling interests at the greater of (i) their acquisition date fair value adjusted for their share (if any) of earnings, losses, or dividends or (ii) an accreted value from the date of the acquisition to the earliest redemption date. The accretion of the MLB interest to the earliest redemption value (i.e. in five years after the acquisition date) will be recorded using an interest method. As of September 29, 2018, the redeemable noncontrolling interest subject to accretion would have had a redemption amount of $608 million if it were redeemed at that time. Adjustments to the carrying amount of redeemable noncontrolling interests increase or decrease income available to Company shareholders through an adjustment to “Net income attributable to noncontrolling interests” on the Consolidated Statement of Income.
The revenue and costs of BAMTech included in the Company’s Consolidated Statement of Income for the year ended September 29, 2018 were approximately $0.3 billion and $0.7 billion, respectively.
Vice
Vice is a media company targeting a millennial audience through news and pop culture content and creative brand integration. During fiscal 2016, A+E acquired an 8% interest in Vice in exchange for a 49.9% interest in one of A+E’s cable channels, H2, which has been rebranded as Viceland and programmed with Vice content. As a result of this exchange, A+E recognized a net non-cash gain based on the estimated fair value of H2. The Company’s $332 million share of the Vice Gain was recorded in “Equity in the income (loss) of investees, net” in the Consolidated Statement of Income in fiscal 2016. At September 29, 2018, A+E had a 20% interest in Vice.
During fiscal 2016, the Company acquired a direct interest in Vice for $400 million of cash, and at September 29, 2018 owned an 11% interest. The Company accounts for its interest in Vice as an equity method investment.
During fiscal 2018, the Company recorded a $157 million impairment of its interest in Vice.
Hulu
At the end of fiscal 2015, the Company had a 33% interest in Hulu, a joint venture owned one-third each by the Company, 21CF and Comcast Corporation. Warner Media LLC (WM) acquired a 10% interest from Hulu for $0.6 billion in August 2016, which diluted the Company’s ownership interest to 30%. In addition, WM has made $0.2 billion in subsequent capital contributions. For not more than 36 months from August 2016, WM has the right to sell its shares to Hulu and Hulu has the right to purchase the shares from WM under certain limited circumstances arising from regulatory review. The Company and 21CF have agreed to make a capital contribution for up to approximately $0.4 billion each if Hulu is required to repurchase WM’s shares. The August 2016 transaction resulted in a deemed sale by the Company of a portion of its interest in Hulu at a gain of approximately $175 million. The Company expects to recognize the gain if and when the put and call options expire. Following completion of the 21CF acquisition the Company will consolidate Hulu’s financial results and assume 21CF’s capital contribution obligations.
The Company accounts for its interest in Hulu as an equity method investment.

Goodwill
The changes in the carrying amount of goodwill for the years ended September 29, 2018 and September 30, 2017 are as follows:

	Media Networks	Parks and Resorts	Studio Entertainment	Consumer Products & Interactive Media	Parks, Experiences & Consumer Products	Direct-to-Consumer & International	Unallocated	Total
Balance at Oct. 1, 2016	$16,345	$291	$6,830	$4,344	$—	$—	$—	$27,810
Acquisitions	—	—	—	—	—	—	3,600	3,600
Dispositions	—	—	—	—	—	—	—	—
Other, net	(20)	—	(13)	49	—	—	—	16
Balance at Sept. 30, 2017	$16,325	$291	$6,817	$4,393	$—	$—	$3,600	$31,426
Acquisitions	—	—	—	—	—	—	—	—
Dispositions	—	—	—	—	—	—	—	—
Other, net (1)	3,063	—	347	33	—	—	(3,600)	(157)
Balance at Sept. 29, 2018	$19,388	$291	$7,164	$4,426	$—	$—	$—	$31,269
Segment recast (2)	(3,399)	(291)	(70)	(4,426)	4,487	3,699	—	—
Balance at Sept. 30, 2018	$15,989	$—	$7,094	$—	$4,487	$3,699	$—	$31,269

(1)
Other, net primarily represents the allocation of BAMTech goodwill to segments based on the final purchase price allocation and also includes the impact of updates to our initial estimated fair value of intangible assets related to BAMTech.

(2)	Represents the reallocation of goodwill as a result of the Company recasting its segments as described in Note 1.

4	Other Income, net
Other income, net is as follows:

	2018	2017	2016
Gains on sales of real estate and property rights	$560	$—	$—
Settlement of litigation	38	(177)	—
Gain related to the acquisition of BAMTech	3	255	—
Other income, net	$601	$78	$—

Gains from sales of real estate and property rights
In fiscal 2018, the Company recorded gains of $560 million in connection with the sale of real estate and property rights in New York City.
Settlement of litigation
In fiscal 2018, the Company recorded $38 million in insurance recoveries in connection with the settlement of a litigation matter for which the Company recorded a charge of $177 million, net of committed insurance recoveries in fiscal 2017.
Gain related to the acquisition of BAMTech
In fiscal 2018, the Company recorded a $3 million adjustment to a fiscal 2017 non-cash net gain of $255 million recorded in connection with the acquisition of a controlling interest in BAMTech (see Note 3).

5	Investments
Investments consist of the following:

	September 29, 2018	September 30, 2017
Investments, equity basis	$2,768	$3,087
Investments, other	131	115
	$2,899	$3,202

Investments, Equity Basis
The Company’s significant equity investments primarily consist of media and parks and resorts investments and include A + E (50% ownership), CTV Specialty Television, Inc. (30% ownership), Hulu (30% ownership), Seven TV (20% ownership), Vice (21% effective ownership including A+E ownership) and Villages Nature (50% ownership). A summary of combined financial information for equity investments is as follows:

Results of Operations:	2018	2017	2016

Revenues	$9,085	$8,122	$7,416
Net income	(152)	857	1,855

Balance Sheet	September 29, 2018	September 30, 2017	October 1, 2016

Current assets	$4,542	$4,623	$4,801
Non-current assets	9,998	10,047	8,906
	$14,540	$14,670	$13,707
Current liabilities	$3,197	$2,852	$2,018
Non-current liabilities	4,840	5,056	4,531
Redeemable preferred stock	1,362	1,123	583
Shareholders’ equity	5,141	5,639	6,575
	$14,540	$14,670	$13,707

As of September 29, 2018, the book value of the Company’s equity method investments exceeded our share of the book value of the investees’ underlying net assets by approximately $0.5 billion, which represents amortizable intangible assets and goodwill arising from acquisitions.
The Company enters into transactions in the ordinary course of business with our equity investees, primarily related to the licensing of television and film programming. Revenues from these transactions were $0.8 billion, $0.5 billion and $0.5 billion in fiscal 2018, 2017 and 2016, respectively. The Company defers a portion of its profits from transactions with investees. The profits are recognized as the investees expense the programming rights. The portion that is deferred reflects our ownership interest in the investee.
Investments, Other
As of September 29, 2018 and September 30, 2017, the Company held $38 million and $36 million, respectively, of securities classified as available-for-sale and $93 million and $79 million, respectively, of non-publicly traded cost-method investments.
In fiscal 2018, 2017 and 2016, the Company had no significant realized gains, unrealized gains, losses or impairments on available-for-sale securities and non-publicly traded cost-method investments.
Realized gains and losses on available-for-sale and non-publicly traded cost-method investments are reported in “Interest expense, net” in the Consolidated Statements of Income.

6	International Theme Parks
The Company has a 47% ownership interest in the operations of Hong Kong Disneyland Resort and a 43% ownership interest in the operations of Shanghai Disney Resort (together, the Asia Theme Parks), which are both VIEs consolidated in the Company’s financial statements. See Note 2 for the Company’s policy on consolidating VIEs. Disneyland Paris was also a consolidated VIE until the Company acquired 100% ownership of Disneyland Paris in June 2017. Given our 100% ownership, the Company will continue to consolidate Disneyland Paris’ financial results. The Asia Theme Parks and Disneyland Paris are collectively referred to as the International Theme Parks.

The following table summarizes the carrying amounts of the International Theme Parks’ assets and liabilities included in the Company’s consolidated balance sheets as of September 29, 2018 and September 30, 2017:

	2018	2017
Cash and cash equivalents	$834	$843
Other current assets	400	376
Total current assets	1,234	1,219
Parks, resorts and other property	8,973	9,403
Other assets	103	111
Total assets (1)	$10,310	$10,733

Current liabilities	$921	$1,163
Borrowings - long-term	1,106	1,145
Other long-term liabilities	382	371
Total liabilities (1)	$2,409	$2,679

(1)
The total assets of the Asia Theme Parks were $8 billion at both September 29, 2018 and September 30, 2017 including parks, resorts and other property of $7 billion. The total liabilities of the Asia Theme Parks were $2 billion at both September 29, 2018 and September 30, 2017.

The following table summarizes the International Theme Parks’ revenues and costs and expenses included in the Company’s consolidated statement of income for fiscal 2018:

Revenues	$3,834
Costs and expenses	(3,649)
Equity in the loss of investees	(76)

Asia Theme Parks’ royalty and management fees of $178 million for fiscal 2018 are eliminated in consolidation but are considered in calculating earnings allocated to noncontrolling interests.
International Theme Parks’ cash flows included in the Company’s fiscal 2018 consolidated statement of cash flows were $915 million generated from operating activities, $689 million used in investing activities and $72 million generated in financing activities. Approximately two-thirds of cash flows generated from operating activities and used in investing activities were for the Asia Theme Parks.
Disneyland Paris
During fiscal 2017, the Company acquired the outstanding 19% interest in Disneyland Paris for $250 million of cash and 1.36 million shares of the Company’s common shares, valued at $150 million.
Hong Kong Disneyland Resort
The Government of the Hong Kong Special Administrative Region (HKSAR) and the Company have a 53% and a 47% equity interest in Hong Kong Disneyland Resort, respectively.
The Company and HKSAR have both provided loans to Hong Kong Disneyland Resort with outstanding balances of $143 million each. The interest rate is three month HIBOR plus 2%, and the maturity date is September 2025 for the majority of the borrowings. The Company’s loan is eliminated in consolidation.
The Company has provided Hong Kong Disneyland Resort with a revolving credit facility of HK $2.1 billion ($269 million), which bears interest at a rate of three month HIBOR plus 1.25% and matures in December 2023. There is no outstanding balance under the line of credit at September 29, 2018.
Hong Kong Disneyland is undergoing a multi-year expansion estimated to cost HK $10.9 billion ($1.4 billion) that will add a number of new guest offerings, including two new themed areas by 2023. The Company and HKSAR have agreed to fund the expansion on an equal basis through equity contributions, which totaled $144 million in fiscal 2018.
HKSAR has the right to receive additional shares over time to the extent Hong Kong Disneyland Resort exceeds certain return on asset performance targets. The amount of additional shares HKSAR can receive is capped on both an annual and cumulative basis and could decrease the Company’s equity interest by up to an additional 7 percentage points over a period no shorter than 14 years. Assuming HK $10.9 billion is contributed in the expansion, the impact to the Company’s equity interest would be limited to 4 percentage points.
Shanghai Disney Resort
Shanghai Shendi (Group) Co., Ltd (Shendi) and the Company have 57% and 43% equity interests in Shanghai Disney Resort, respectively. A management company, in which the Company has a 70% interest and Shendi a 30% interest, operates Shanghai Disney Resort.
The Company has provided Shanghai Disney Resort with loans totaling $802 million, bearing interest at rates up to 8% and maturing in 2036, with early repayment permitted. In addition, the Company has an outstanding balance of $191 million due from Shanghai Disney Resort primarily related to royalties. The Company has also provided Shanghai Disney Resort with a $157 million line of credit bearing interest at 8%. There is no outstanding balance under the line of credit at September 29, 2018. These balances are eliminated in consolidation.
Shendi has provided Shanghai Disney Resort with loans totaling 7.0 billion yuan (approximately $1.0 billion), bearing interest at rates up to 8% and maturing in 2036, with early repayment permitted. Shendi has also provided Shanghai Disney Resort with a 1.4 billion yuan (approximately $199 million) line of credit bearing interest at 8%. There is no outstanding balance under the line of credit at September 29, 2018.

7	Film and Television Costs and Advances
Film and television costs and advances are as follows:

	September 29, 2018	September 30, 2017
Theatrical film costs
Released, less amortization	$1,911	$1,658
Completed, not released	397	—
In-process	2,974	3,200
In development or pre-production	173	306
	5,455	5,164
Television costs
Released, less amortization	1,301	1,152
Completed, not released	462	472
In-process	420	364
In development or pre-production	2	53
	2,185	2,041
Television programming rights and advances	1,562	1,554
	9,202	8,759
Less current portion	1,314	1,278
Non-current portion	$7,888	$7,481

Based on the Company’s total gross revenue estimates as of September 29, 2018, approximately 78% of unamortized film and television costs for released productions (excluding amounts allocated to acquired film and television libraries) are expected to be amortized during the next three years. By the end of fiscal 2022, we will have reached on a cumulative basis over 80% amortization of the September 29, 2018 balance of unamortized film and television costs. Approximately $1.0 billion of accrued participation and residual liabilities will be paid in fiscal year 2019. The Company expects to amortize, based on current estimates, approximately $1.7 billion in capitalized completed film and television production costs during fiscal 2019.
At September 29, 2018, acquired film and television libraries have remaining unamortized costs of $160 million, which are generally being amortized straight-line over a weighted-average remaining period of approximately 13 years.

8	Borrowings
The Company’s borrowings at September 29, 2018 and September 30, 2017, including the impact of interest rate and cross-currency swaps, are summarized below:

			2018
	2018	2017	Stated Interest Rate (1)	Pay Floating Interest rate and Cross- Currency Swaps (2)	Effective Interest Rate (3)	Swap Maturities
Commercial paper	$1,005	$2,772	—	$—	2.24%
U.S. and European medium-term notes (4)	17,942	19,721	2.91%	6,600	3.27%	2019-2027
Foreign currency denominated debt	955	13	2.76%	955	2.92%	2025
Capital Cities/ABC debt	103	105	8.75%	—	5.99%
BAMTech acquisition payable	—	1,581	—%	—	—%
Other (5)	(276)	(46)		—
	19,729	24,146	2.79%	7,555	3.22%
Asia Theme Parks borrowings	1,145	1,145	1.33%	—	5.17%
Total borrowings	20,874	25,291	2.71%	7,555	3.32%
Less current portion	3,790	6,172	1.85%	1,600	2.94%
Total long-term borrowings	$17,084	$19,119		$5,955

(1)
The stated interest rate represents the weighted-average coupon rate for each category of borrowings. For floating rate borrowings, interest rates are the rates in effect at September 29, 2018; these rates are not necessarily an indication of future interest rates.

(2)	Amounts represent notional values of interest rate and cross-currency swaps outstanding as of September 29, 2018.

(3)	The effective interest rate includes the impact of existing and terminated interest rate and cross-currency swaps, purchase accounting adjustments and debt issuance premiums, discounts and costs.

(4)	Includes net debt issuance premiums, discounts and costs totaling $121 million and $138 million at September 29, 2018 and September 30, 2017, respectively.

(5)	Includes market value adjustments for debt with qualifying hedges, which reduce borrowings by $304 million and $73 million at September 29, 2018 and September 30, 2017, respectively.
21CF Credit Facility
In June 2018, the Company received committed financing from a bank syndicate to fund the cash component of the pending acquisition of 21CF. Under the terms of the commitment, the bank syndicate has committed to provide and arrange a 364-day unsecured bridge term loan facility in an aggregate principal amount of $35.7 billion at the completion of the 21CF transaction. The interest rate on the facility can vary based on the Company’s debt rating. The interest rate would have been LIBOR plus 0.875% if the Company had drawn on this facility at September 29, 2018.
Cruise Ship Credit Facilities
In October 2016 and December 2017, the Company entered into credit facilities to finance three new cruise ships, which are expected to be delivered in 2021, 2022 and 2023. The financings may be used for up to 80% of the contract price of the cruise ships. Under the agreements, $1.0 billion in financing is available beginning in April 2021, $1.1 billion is available beginning in May 2022 and $1.1 billion is available beginning in April 2023. If utilized, the interest rates will be fixed at 3.48%, 3.72% and 3.74%, respectively, and the loan and interest will be payable semi-annually over a 12-year period from the borrowing date. Early repayment is permitted subject to cancellation fees.

Commercial Paper
The Company has bank facilities with a syndicate of lenders to support commercial paper borrowings as follows:

	Committed Capacity	Capacity Used	Unused Capacity
Facility expiring March 2019	$6,000	$—	$6,000
Facility expiring March 2021	2,250	—	2,250
Facility expiring March 2023	4,000	—	4,000
Total	$12,250	$—	$12,250

All of the above bank facilities allow for borrowings at LIBOR-based rates plus a spread depending on the credit default swap spread applicable to the Company’s debt, subject to a cap and floor that vary with the Company’s debt rating assigned by Moody’s Investors Service and Standard and Poor’s. The spread above LIBOR can range from 0.18% to 1.63%. The Company also has the ability to issue up to $500 million of letters of credit under the facility expiring in March 2023, which if utilized, reduces available borrowings under this facility. As of September 29, 2018, the Company has $220 million of outstanding letters of credit, of which none were issued under this facility. The facilities specifically exclude certain entities, including the Asia Theme Parks, from any representations, covenants, or events of default and contain only one financial covenant relating to interest coverage, which the Company met on September 29, 2018 by a significant margin.
Commercial paper activity is as follows:

	Commercial paper with original maturities less than three months, net (1)	Commercial paper with original maturities greater than three months	Total
Balance at Oct. 1, 2016	$777	$744	$1,521
Additions	372	6,364	6,736
Payments	—	(5,489)	(5,489)
Other Activity	2	2	4
Balance at Sept. 30, 2017	$1,151	$1,621	$2,772
Additions	—	8,079	8,079
Payments	(1,099)	(8,748)	(9,847)
Other Activity	(2)	3	1
Balance at Sept. 29, 2018	$50	$955	$1,005
(1) Borrowings and reductions of borrowings are reported net.
Shelf Registration Statement
The Company has a shelf registration statement in place, which allows the Company to issue various types of debt instruments, such as fixed or floating rate notes, U.S. dollar or foreign currency denominated notes, redeemable notes, global notes, and dual currency or other indexed notes. Issuances under the shelf registration require the filing of a prospectus supplement identifying the amount and terms of the securities to be issued. Our ability to issue debt is subject to market conditions and other factors impacting our borrowing capacity.
U.S. Medium-Term Note Program
At September 29, 2018, the total debt outstanding under the U.S. medium-term note program was $17.4 billion with maturities ranging from 1 to 75 years. The debt outstanding includes $15.4 billion of fixed rate notes, which have stated interest rates that range from 0.88% to 7.55% and $2.0 billion of floating rate notes that bear interest at U.S. LIBOR plus or minus a spread. At September 29, 2018, the effective rate on the floating rate notes was 2.67%.
European Medium-Term Note Program
The Company has a European medium-term note program, which allows the Company to issue various types of debt instruments such as fixed or floating rate notes, U.S. dollar or foreign currency denominated notes, redeemable notes and index linked or dual currency notes. Capacity under the program is $4.0 billion, subject to market conditions and other factors impacting our borrowing capacity. Capacity under the program replenishes as outstanding debt under the program is repaid. At September 29, 2018, the total debt outstanding under the program was $497 million. The debt has a stated interest rate of 2.13% and matures in September 2022.

Foreign Currency Denominated Debt
In October 2017, the Company issued Canadian $1.3 billion ($955 million) of fixed rate debt, which bears interest at 2.76% and matures in October 2024. The Company also entered into pay-floating interest rate and cross currency swaps that effectively convert the borrowing to variable rate U.S. dollar denominated borrowing indexed to LIBOR. In addition, the Company has short-term credit facilities of Indian rupee (INR) 10.8 billion ($149 million), which bear interest at rates determined at the time of drawdown and expire in 2019. At September 29, 2018, the Company had not drawn on these credit facilities.
Capital Cities/ABC Debt
In connection with the Capital Cities/ABC, Inc. acquisition in 1996, the Company assumed debt previously issued by Capital Cities/ABC, Inc. At September 29, 2018, the outstanding balance was $103 million, which includes unamortized fair value adjustments recorded in purchase accounting. The debt matures in 2021 and has a stated interest rate of 8.75%.
BAMTech Acquisition Payable
In September 2017, the Company acquired a 42% interest in BAMTech for $1.6 billion, which was paid in January 2018.
Asia Theme Parks Borrowings
HKSAR provided Hong Kong Disneyland Resort with loans totaling HK$1.1 billion ($143 million). The interest rate is three month HIBOR plus 2%, and the maturity date is September 2025 for the majority of the borrowings.
Shendi has provided Shanghai Disney Resort with loans totaling 7.0 billion yuan (approximately $1.0 billion) bearing interest at rates that increase to 8% and maturing in 2036, with early repayment permitted. Shendi has also provided Shanghai Disney Resort with a 1.4 billion yuan (approximately $199 million) line of credit bearing interest at 8%. There is no outstanding balance under the line of credit at September 29, 2018.
Total borrowings, excluding market value adjustments and debt issuance premiums, discounts and costs, have the following scheduled maturities:

	Before Asia Theme Parks Consolidation	Asia Theme Parks	Total
2019	$3,763	$39	$3,802
2020	3,000	—	3,000
2021	2,106	—	2,106
2022	1,900	10	1,910
2023	1,000	36	1,036
Thereafter	8,385	1,060	9,445
	$20,154	$1,145	$21,299

The Company capitalizes interest on assets constructed for its parks and resorts and on certain film and television productions. In fiscal years 2018, 2017 and 2016, total interest capitalized was $125 million, $87 million and $139 million, respectively. Interest expense, net of capitalized interest, for fiscal years 2018, 2017 and 2016 was $682 million, $507 million and $354 million, respectively.

9	Income Taxes
U.S. Tax Cuts and Jobs Act
On December 22, 2017, new federal income tax legislation, the “Tax Cuts and Jobs Act” (Tax Act), was signed into law. The most significant impacts on the Company are as follows:

•
Effective January 1, 2018, the U.S. corporate federal statutory income tax rate was reduced from 35.0% to 21.0%. Because of our fiscal year end, the Company’s fiscal 2018 statutory federal tax rate is 24.5%, which is applicable to each quarter of the fiscal year, and will be 21.0% thereafter.

•
The Company remeasured its U.S. federal deferred tax assets and liabilities at the rate that the Company expects to be in effect when those deferred taxes will be realized (either 24.5% for 2018 or 21.0% thereafter). The Company recognized a benefit of approximately $2.1 billion in fiscal 2018 from the deferred tax remeasurement (Deferred Remeasurement).

•
A one-time tax is due on certain accumulated foreign earnings (Deemed Repatriation Tax), which is payable over eight years. The effective tax rate is generally 15.5% on the portion of the earnings held in cash and cash equivalents and 8% on the remainder. The Company recognized a charge for the Deemed Repatriation Tax of approximately $0.4 billion in fiscal 2018. Generally there will no longer be a U.S. federal income tax cost arising from the repatriation of foreign earnings.

•
The Company will generally be eligible to claim an immediate deduction for investments in qualified fixed assets acquired and film and television productions that commenced after September 27, 2017 and are placed in service during fiscal 2018 through fiscal 2022. The immediate deduction phases out for assets placed in service in fiscal 2023 through fiscal 2027.

•	Certain provisions of the Act are not effective for the Company until fiscal 2019 including:

◦	The domestic production activity deduction was eliminated effective for the Company’s fiscal 2019.

◦
Certain foreign derived income will be taxed in the U.S. at an effective rate of approximately 13% (which increases to approximately 16% in 2025) rather than the general statutory rate of 21%. This will be effective for the Company in fiscal 2019.

◦	Certain foreign earnings will be taxed at a minimum effective rate of approximately 13%, which increases to approximately 16% in 2025. This will be effective for the Company in fiscal 2019.
Provision for Income Taxes and Deferred Tax Assets and Liabilities

Income Before Income Taxes	2018	2017	2016

Domestic (including U.S. exports)	$12,914	$12,611	$14,018
Foreign subsidiaries	1,815	1,177	850
	$14,729	$13,788	$14,868

Income Tax Expense/(Benefit)
Current
Federal	$2,240	$3,229	$3,146
State	362	360	154
Foreign (1)	642	489	533
	3,244	4,078	3,833
Deferred
Federal(2)	(1,577)	370	1,172
State	(20)	5	100
Foreign	16	(31)	(27)
	(1,581)	344	1,245
	$1,663	$4,422	$5,078
(1) Includes foreign withholding taxes
(2) Includes the Deferred Remeasurement

Components of Deferred Tax Assets and Liabilities	September 29, 2018	September 30, 2017

Deferred tax assets
Net operating losses and tax credit carryforwards	$(1,437)	$(1,705)
Accrued liabilities	(1,214)	(2,422)
Other	(328)	(386)
Total deferred tax assets	(2,979)	(4,513)
Deferred tax liabilities
Depreciable, amortizable and other property	3,678	5,692
Investment in foreign entities	351	518
Licensing revenues	265	476
Investment in U.S. entities	189	292
Other	88	130
Total deferred tax liabilities	4,571	7,108
Net deferred tax liability before valuation allowance	1,592	2,595
Valuation allowance	1,383	1,716
Net deferred tax liability	$2,975	$4,311

At September 29, 2018 and September 30, 2017, the valuation allowance primarily relates to $1.1 billion and $1.3 billion, respectively, of deferred tax assets for International Theme Park net operating losses primarily in France and Hong Kong, and to a lesser extent, China. The decrease in the valuation allowance is driven by changes in French tax law, which reduced future income tax rates. The noncontrolling interest share of the net operating losses were $0.2 billion and $0.2 billion at September 29, 2018 and September 30, 2017, respectively. The International Theme Park net operating losses have an indefinite carryforward period in France and Hong Kong and a five-year carryforward period in China.
A reconciliation of the effective income tax rate to the federal rate is as follows:

	2018	2017	2016
Federal income tax rate	24.5%	35.0%	35.0%
State taxes, net of federal benefit	1.9	1.7	1.8
Domestic production activity deduction	(1.4)	(2.1)	(1.6)
Earnings in jurisdictions taxed at rates different from the statutory U.S. federal rate	(1.1)	(1.6)	(1.1)
Tax Act(1)	(11.5)	—	—
Other, including tax reserves and related interest	(1.1)	(0.9)	0.1
	11.3%	32.1%	34.2%

(1)	Reflects the impact from the Deferred Remeasurement, net of the Deemed Repatriation Tax
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding the related accrual for interest, is as follows:

	2018	2017	2016
Balance at the beginning of the year	$832	$844	$912
Increases for current year tax positions	64	61	71
Increases for prior year tax positions	48	13	142
Decreases in prior year tax positions	(135)	(55)	(158)
Settlements with taxing authorities	(161)	(31)	(123)
Balance at the end of the year	$648	$832	$844

The fiscal year-end 2018, 2017 and 2016 balances include $469 million, $444 million and $469 million, respectively, that if recognized, would reduce our income tax expense and effective tax rate. These amounts are net of the offsetting benefits from other tax jurisdictions.

As of the end of fiscal 2018, 2017 and 2016, the Company had $181 million, $234 million and $221 million, respectively, in accrued interest and penalties related to unrecognized tax benefits. During fiscal years 2018, 2017 and 2016, the Company accrued additional interest and penalties of $47 million, $43 million and $22 million, respectively, and recorded reductions in accrued interest and penalties of $100 million, $30 million and $32 million, respectively, as a result of audit settlements and other prior-year adjustments. The Company’s policy is to report interest and penalties as a component of income tax expense.
The Company is no longer subject to U.S. federal examination for years prior to 2016 and is no longer subject to examination in any of its major state or foreign tax jurisdictions for years prior to 2008.
In the next twelve months, it is reasonably possible that our unrecognized tax benefits could change due to the resolution of certain tax matters, which could include payments on those tax matters. These resolutions and payments could reduce our unrecognized tax benefits by $21 million.
In fiscal years 2018, 2017 and 2016, income tax benefits attributable to equity-based compensation transactions exceeded the amounts recorded based on grant date fair value. In fiscal years 2018 and 2017, respectively, $52 million and $125 million of income tax benefits were credited to “Income taxes” in the Consolidated Statements of Income following the adoption of new accounting guidance and in fiscal year 2016, $207 million was credited to shareholders’ equity.

10	Pension and Other Benefit Programs
The Company maintains pension and postretirement medical benefit plans covering certain of its employees not covered by union or industry-wide plans. The Company’s defined benefit pension plans cover employees hired prior to January 1, 2012. For employees hired after this date, the Company has a defined contribution plan. Benefits under these pension plans are generally based on years of service and/or compensation and generally require 3 years of vesting service. Employees generally hired after January 1, 1987 for certain of our media businesses and other employees generally hired after January 1, 1994 are not eligible for postretirement medical benefits.
Defined Benefit Plans
The Company measures the actuarial value of its benefit obligations and plan assets for its defined benefit pension and postretirement medical benefit plans at September 30 and adjusts for any plan contributions or significant events between September 30 and our fiscal year end.

The following chart summarizes the benefit obligations, assets, funded status and balance sheet impacts associated with the defined benefit pension and postretirement medical benefit plans:

	Pension Plans		Postretirement Medical Plans
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Projected benefit obligations
Beginning obligations	$(14,532)	$(14,480)	$(1,746)	$(1,759)
Service cost	(350)	(368)	(10)	(11)
Interest cost	(489)	(447)	(60)	(56)
Actuarial gain	416	343	166	42
Plan amendments and other	(12)	(22)	(10)	(9)
Benefits paid	467	442	51	47
Ending obligations	$(14,500)	$(14,532)	$(1,609)	$(1,746)
Fair value of plans’ assets
Beginning fair value	$12,325	$10,401	$696	$614
Actual return on plan assets	579	1,056	34	61
Contributions	335	1,348	45	61
Benefits paid	(467)	(442)	(51)	(47)
Expenses and other	(44)	(38)	7	7
Ending fair value	$12,728	$12,325	$731	$696

Underfunded status of the plans	$(1,772)	$(2,207)	$(878)	$(1,050)
Amounts recognized in the balance sheet
Non-current assets	$113	$70	$—	$—
Current liabilities	(51)	(46)	—	—
Non-current liabilities	(1,834)	(2,231)	(878)	(1,050)
	$(1,772)	$(2,207)	$(878)	$(1,050)

The components of net periodic benefit cost are as follows:

	Pension Plans			Postretirement Medical Plans
	2018	2017	2016	2018	2017	2016
Service cost	$350	$368	$318	$10	$11	$11
Interest cost	489	447	458	60	56	61
Expected return on plan assets	(901)	(874)	(747)	(53)	(49)	(45)
Amortization of prior year service costs	13	12	14	—	—	(1)
Recognized net actuarial loss	348	405	242	14	17	8
Net periodic benefit cost	$299	$358	$285	$31	$35	$34

In fiscal 2019, we expect pension and postretirement medical costs to decrease by $87 million to $243 million due to a decrease in the amount of deferred net actuarial losses that will be recognized in fiscal 2019 compared to fiscal 2018. Starting in fiscal 2019, the Company will be adopting new accounting guidance that requires the presentation of components of net periodic benefit costs, other than service cost, in an income statement line item outside of a subtotal of income from operations (see Note 18 for further details).

Key assumptions are as follows:
	Pension Plans			Postretirement Medical Plans
	2018	2017	2016	2018	2017	2016
Discount rate used to determine the fiscal year end benefit obligation	4.31%	3.88%	3.73%	4.31%	3.88%	3.73%
Discount rate used to determine the interest cost component of net periodic benefit cost	3.46%	3.18%	3.81%	3.49%	3.18%	3.81%
Rate of return on plan assets	7.50%	7.50%	7.50%	7.50%	7.50%	7.50%
Weighted average rate of compensation increase to determine the fiscal year end benefit obligation	3.20%	2.90%	3.00%	n/a	n/a	n/a
Year 1 increase in cost of benefits	n/a	n/a	n/a	7.00%	7.00%	7.00%
Rate of increase to which the cost of benefits is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	4.25%	4.25%	4.25%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2032	2031	2030

Assumed mortality is also a key assumption in determining benefit obligations.
AOCI, before tax, as of September 29, 2018 consists of the following amounts that have not yet been recognized in net periodic benefit cost:

	Pension Plans	Postretirement Medical Plans	Total
Prior service cost	$(52)	$—	$(52)
Net actuarial loss	(4,184)	(36)	(4,220)
Total amounts included in AOCI	(4,236)	(36)	(4,272)
Prepaid / (accrued) pension cost	2,464	(842)	1,622
Net balance sheet liability	$(1,772)	$(878)	$(2,650)

Amounts included in AOCI, before tax, as of September 29, 2018 that are expected to be recognized as components of net periodic benefit cost during fiscal 2019 are:

	Pension Plans	Postretirement Medical Plans	Total
Prior service cost	$(12)	$—	$(12)
Net actuarial loss	(260)	—	(260)
Total	$(272)	$—	$(272)

Plan Funded Status
The projected benefit obligation, accumulated benefit obligation and aggregate fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $1.1 billion, $1.0 billion and $3 million, respectively, as of September 29, 2018 and $8.5 billion, $7.7 billion and $6.4 billion, respectively, as of September 30, 2017.
For pension plans with projected benefit obligations in excess of plan assets, the projected benefit obligation and aggregate fair value of plan assets were $12.0 billion and $10.1 billion, respectively, as of September 29, 2018 and $12.8 billion and $10.5 billion respectively, as of September 30, 2017.
The Company’s total accumulated pension benefit obligations at September 29, 2018 and September 30, 2017 were $13.3 billion and $13.4 billion, respectively. Approximately 99% was vested as of both dates.
The accumulated postretirement medical benefit obligations and fair value of plan assets for postretirement medical plans with accumulated postretirement medical benefit obligations in excess of plan assets were $1.6 billion and $0.7 billion, respectively, at September 29, 2018 and $1.7 billion and $0.7 billion, respectively, at September 30, 2017.

Plan Assets
A significant portion of the assets of the Company’s defined benefit plans are managed in a third-party master trust. The investment policy and allocation of the assets in the master trust were approved by the Company’s Investment and Administrative Committee, which has oversight responsibility for the Company’s retirement plans. The investment policy ranges for the major asset classes are as follows:

Asset Class	Minimum	Maximum

Equity investments	30%	60%
Fixed income investments	20%	40%
Alternative investments	10%	30%
Cash & money market funds	0%	10%

The primary investment objective for the assets within the master trust is the prudent and cost effective management of assets to satisfy benefit obligations to plan participants. Financial risks are managed through diversification of plan assets, selection of investment managers and through the investment guidelines incorporated in investment management agreements. Investments are monitored to assess whether returns are commensurate with risks taken.
The long-term asset allocation policy for the master trust was established taking into consideration a variety of factors that include, but are not limited to, the average age of participants, the number of retirees, the duration of liabilities and the expected payout ratio. Liquidity needs of the master trust are generally managed using cash generated by investments or by liquidating securities.
Assets are generally managed by external investment managers pursuant to investment management agreements that establish permitted securities and risk controls commensurate with the account’s investment strategy. Some agreements permit the use of derivative securities (futures, options, interest rate swaps, credit default swaps) that enable investment managers to enhance returns and manage exposures within their accounts.
Fair Value Measurements of Plan Assets
Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is generally classified in one of the following categories of the fair value hierarchy:
Level 1 – Quoted prices for identical instruments in active markets
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets
Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable
Investments that are valued using the net asset value (NAV) (or its equivalent) practical expedient are excluded from the fair value hierarchy disclosure.
The following is a description of the valuation methodologies used for assets reported at fair value. The methodologies used at September 29, 2018 and September 30, 2017 are the same.
Level 1 investments are valued based on reported market prices on the last trading day of the fiscal year. Investments in common and preferred stocks are valued based on an exchange-listed price or a broker’s quote in an active market. Investments in U.S. Treasury securities are valued based on a broker’s quote in an active market.
Level 2 investments in government and federal agency bonds, corporate bonds and mortgage-backed securities (MBS) and asset-backed securities are valued using a broker’s quote in a non-active market or an evaluated price based on a compilation of reported market information, such as benchmark yield curves, credit spreads and estimated default rates. Derivative financial instruments are valued based on models that incorporate observable inputs for the underlying securities, such as interest rates or foreign currency exchange rates.

The Company’s defined benefit plan assets are summarized by level in the following tables:

	As of September 29, 2018
Description	Level 1	Level 2	Total	Plan Asset Mix

Cash	$57	$—	$57	—%
Common and preferred stocks(1)	3,023	—	3,023	22%
Mutual funds	800		800	6%
Government and federal agency bonds, notes and MBS	2,019	488	2,507	19%
Corporate bonds	—	573	573	4%
Other mortgage- and asset-backed securities	—	86	86	1%
Derivatives and other, net	3	(1)	2	—%
Total investments in the fair value hierarchy	$5,902	$1,146	$7,048

Assets valued at NAV as a practical expedient:
Common collective funds			2,778	21%
Alternative investments			2,363	18%
Money market funds and other			1,270	9%
Total investments at fair value			$13,459	100%

	As of September 30, 2017
Description	Level 1	Level 2	Total	Plan Asset Mix

Cash	$88	$—	$88	1%
Common and preferred stocks(1)	2,974	—	2,974	23%
Mutual funds	771	—	771	6%
Government and federal agency bonds, notes and MBS	1,870	548	2,418	19%
Corporate bonds	—	579	579	4%
Other mortgage- and asset-backed securities	—	99	99	1%
Derivatives and other, net	—	14	14	—%
Total investments in the fair value hierarchy	$5,703	$1,240	$6,943

Assets valued at NAV as a practical expedient:
Common collective funds			2,727	21%
Alternative investments			2,201	17%
Money market funds and other			1,150	9%
Total investments at fair value			$13,021	100%

(1)
Includes 2.8 million shares of Company common stock valued at $332 million (2% of total plan assets) and 2.9 million shares valued at $282 million (2% of total plan assets) at September 29, 2018 and September 30, 2017, respectively.

Uncalled Capital Commitments
Alternative investments held by the master trust include interests in funds that have rights to make capital calls to the investors. In such cases, the master trust would be contractually obligated to make a cash contribution at the time of the capital call. At September 29, 2018, the total committed capital still uncalled and unpaid was $1.0 billion.
Plan Contributions
During fiscal 2018, the Company made contributions to its pension and postretirement medical plans totaling $380 million. At November 21, 2018, the Company expected to make approximately $250 million to $300 million of pension and postretirement medical plan contributions in fiscal 2019. Final minimum funding requirements for fiscal 2019 will be determined based on a January 1, 2019 funding actuarial valuation, which is expected to be received during the fourth quarter of fiscal 2019.
Estimated Future Benefit Payments
The following table presents estimated future benefit payments for the next ten fiscal years:

	Pension Plans	Postretirement Medical Plans(1)
2019	$534	$51
2020	544	54
2021	579	58
2022	618	63
2023	656	68
2024 – 2028	3,827	404

(1)	Estimated future benefit payments are net of expected Medicare subsidy receipts of $80 million.
Assumptions
Assumptions, such as discount rates, long-term rate of return on plan assets and the healthcare cost trend rate, have a significant effect on the amounts reported for net periodic benefit cost as well as the related benefit obligations.
Discount Rate — The assumed discount rate for pension and postretirement medical plans reflects the market rates for high-quality corporate bonds currently available. The Company’s discount rate was determined by considering yield curves constructed of a large population of high-quality corporate bonds and reflects the matching of the plans’ liability cash flows to the yield curves. The Company measures service and interest costs by applying the specific spot rates along that yield curve to the plans’ liability cash flows.
Long-term rate of return on plan assets — The long-term rate of return on plan assets represents an estimate of long-term returns on an investment portfolio consisting of a mixture of equities, fixed income and alternative investments. When determining the long-term rate of return on plan assets, the Company considers long-term rates of return on the asset classes (both historical and forecasted) in which the Company expects the pension funds to be invested. The following long-term rates of return by asset class were considered in setting the long-term rate of return on plan assets assumption:

Equity Securities	7%	to	11%
Debt Securities	3%	to	5%
Alternative Investments	7%	to	12%
Healthcare cost trend rate — The Company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates for the postretirement medical benefit plans. The 2018 actuarial valuation assumed a 7.00% annual rate of increase in the per capita cost of covered healthcare claims with the rate decreasing in even increments over fourteen years until reaching 4.25%.
Sensitivity — A one percentage point (ppt) change in the key assumptions would have the following effects on the projected benefit obligations for pension and postretirement medical plans as of September 29, 2018 and on cost for fiscal 2019:

	Discount Rate		Expected Long-Term Rate of Return On Assets	Assumed Healthcare Cost Trend Rate
Increase/(decrease)	Benefit Expense	Projected Benefit Obligations	Benefit Expense	Net Periodic Postretirement Medical Cost	Projected Benefit Obligations
1 ppt decrease	$241	$2,680	$135	$(23)	$(213)
1 ppt increase	(229)	(2,275)	(135)	30	283

Multiemployer Benefit Plans
The Company participates in a number of multiemployer pension plans under union and industry-wide collective bargaining agreements that cover our union-represented employees and expenses its contributions to these plans as incurred. These plans generally provide for retirement, death and/or termination benefits for eligible employees within the applicable collective bargaining units, based on specific eligibility/participation requirements, vesting periods and benefit formulas. The risks of participating in these multiemployer plans are different from single-employer plans. For example:

•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the multiemployer plan, the unfunded obligations of the plan may become the obligation of the remaining participating employers.

•	If the Company chooses to stop participating in these multiemployer plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan.
The Company also participates in several multiemployer health and welfare plans that cover both active and retired employees. Health care benefits are provided to participants who meet certain eligibility requirements under the applicable collective bargaining unit.
The following table sets forth our contributions to multiemployer pension and health and welfare benefit plans that were expensed during the fiscal years 2018, 2017 and 2016, respectively:

	2018	2017	2016
Pension plans	$144	$127	$126
Health & welfare plans	172	160	167
Total contributions	$316	$287	$293

Defined Contribution Plans
The Company has defined contribution retirement plans for domestic employees who began service after December 31, 2011 and are not eligible to participate in the defined benefit pension plans. In general, the Company contributes from 3% to 9% of an employee’s compensation depending on the employee’s age and years of service with the Company up to plan limits. The Company has savings and investment plans that allow eligible employees to contribute up to 50% of their salary through payroll deductions depending on the plan in which the employee participates. The Company matches 50% of the employee’s contribution up to plan limits. In fiscal years 2018, 2017 and 2016, the costs of these defined contribution plans were $162 million, $143 million and $131 million, respectively. The Company also has defined contribution retirement plans for employees in our international operations. The costs of these defined contribution plans were $21 million, $20 million and $19 million in fiscal years 2018, 2017 and 2016, respectively.

11	Equity
The Company paid the following dividends in fiscal 2018, 2017 and 2016:

Per Share	Total Paid	Payment Timing	Related to Fiscal Period
$0.84	$1.2 billion	Fourth Quarter of Fiscal 2018	First Half 2018
$0.84	$1.3 billion	Second Quarter of Fiscal 2018	Second Half 2017
$0.78	$1.2 billion	Fourth Quarter of Fiscal 2017	First Half 2017
$0.78	$1.2 billion	Second Quarter of Fiscal 2017	Second Half 2016
$0.71	$1.1 billion	Fourth Quarter of Fiscal 2016	First Half 2016
$0.71	$1.2 billion	Second Quarter of Fiscal 2016	Second Half 2015

The Company repurchased its common stock in fiscal 2018, 2017 and 2016 as follows:

Fiscal year	Shares acquired	Total paid
2018	35 million	$3.6 billion
2017	89 million	$9.4 billion
2016	74 million	$7.5 billion

On January 30, 2015, the Company’s Board of Directors increased the amount of shares that can be repurchased to 400 million shares as of that date. As of September 29, 2018, the Company had remaining authorization in place to repurchase 158 million additional shares. The repurchase program does not have an expiration date.

In fiscal 2018 and 2017 there were 100 million preferred series A shares authorized with a $0.01 par value. In March 2018, the Company’s Board of Directors authorized 40 thousand preferred series B shares with $0.01 par value. There are no shares issued under the series A or series B preferred shares.
The following table summarizes the changes in each component of AOCI including our proportional share of equity method investee amounts:

			Unrecognized Pension and Postretirement Medical Expense	Foreign Currency Translation and Other	AOCI
	Market Value Adjustments
	Investments	Cash Flow Hedges
AOCI, before tax
Balance at October 3, 2015	$21	$523	$(4,002)	$(431)	$(3,889)
Unrealized gains (losses) arising during the period	23	(297)	(2,122)	(90)	(2,486)
Reclassifications of realized net (gains) losses to net income	—	(264)	265	—	1
Balance at October 1, 2016	$44	$(38)	$(5,859)	$(521)	$(6,374)
Unrealized gains (losses) arising during the period	(2)	124	521	(2)	641
Reclassifications of net (gains) losses to net income	(27)	(194)	432	—	211
Balance at September 30, 2017	$15	$(108)	$(4,906)	$(523)	$(5,522)
Unrealized gains (losses) arising during the period	9	250	203	(204)	258
Reclassifications of net (gains) losses to net income	—	35	380	—	415
Balance at September 29, 2018	$24	$177	$(4,323)	$(727)	$(4,849)

			Unrecognized Pension and Postretirement Medical Expense	Foreign Currency Translation and Other	AOCI
	Market Value Adjustments
	Investments	Cash Flow Hedges
Tax on AOCI
Balance at October 3, 2015	$(8)	$(189)	$1,505	$160	$1,468
Unrealized gains (losses) arising during the period	(10)	104	801	32	927
Reclassifications of realized net (gains) losses to net income	—	98	(98)	—	—
Balance at October 1, 2016	$(18)	$13	$2,208	$192	$2,395
Unrealized gains (losses) arising during the period	1	(39)	(209)	(76)	(323)
Reclassifications of net (gains) losses to net income	10	72	(160)	—	(78)
Balance at September 30, 2017	$(7)	$46	$1,839	$116	$1,994
Unrealized gains (losses) arising during the period	(2)	(66)	(47)	(13)	(128)
Reclassifications of net (gains) losses to net income	—	(12)	(102)	—	(114)
Balance at September 29, 2018	$(9)	$(32)	$1,690	$103	$1,752

			Unrecognized Pension and Postretirement Medical Expense	Foreign Currency Translation and Other	AOCI
	Market Value Adjustments
	Investments	Cash Flow Hedges
AOCI, after tax
Balance at October 3, 2015	$13	$334	$(2,497)	$(271)	$(2,421)
Unrealized gains (losses) arising during the period	13	(193)	(1,321)	(58)	(1,559)
Reclassifications of realized net (gains) losses to net income	—	(166)	167	—	1
Balance at October 1, 2016	$26	$(25)	$(3,651)	$(329)	$(3,979)
Unrealized gains (losses) arising during the period	(1)	85	312	(78)	318
Reclassifications of net (gains) losses to net income	(17)	(122)	272	—	133
Balance at September 30, 2017	$8	$(62)	$(3,067)	$(407)	$(3,528)
Unrealized gains (losses) arising during the period	7	184	156	(217)	130
Reclassifications of net (gains) losses to net income	—	23	278	—	301
Balance at September 29, 2018	$15	$145	$(2,633)	$(624)	$(3,097)

Details about AOCI components reclassified to net income are as follows:

Gains/(losses) in net income:	Affected line item in the Consolidated Statements of Income:	2018	2017	2016
Investments, net	Interest expense, net	$—	$27	$—
Estimated tax	Income taxes	—	(10)	—
		—	17	—

Cash flow hedges	Primarily revenue	(35)	194	264
Estimated tax	Income taxes	12	(72)	(98)
		(23)	122	166

Pension and postretirement medical expense	Cost and expenses	(380)	(432)	(265)
Estimated tax	Income taxes	102	160	98
		(278)	(272)	(167)

Total reclassifications for the period		$(301)	$(133)	$(1)

12	Equity-Based Compensation
Under various plans, the Company may grant stock options and other equity-based awards to executive, management and creative personnel. The Company’s approach to long-term incentive compensation contemplates awards of stock options and restricted stock units (RSUs). Certain RSUs awarded to senior executives vest based upon the achievement of market or performance conditions (Performance RSUs).
Stock options are generally granted at exercise prices equal to or exceeding the market price at the date of grant and become exercisable ratably over a four-year period from the grant date. The contractual terms for our outstanding stock option grants are 10 years. At the discretion of the Compensation Committee of the Company’s Board of Directors, options can occasionally extend up to 15 years after date of grant. RSUs generally vest ratably over four years and Performance RSUs generally fully vest after three years, subject to achieving market or performance conditions. Equity-based award grants generally provide continued vesting, in the event of termination, for employees that reach age 60 or greater, have at least ten years of service and have held the award for at least one year.

Each share granted subject to a stock option award reduces the number of shares available under the Company’s stock incentive plans by one share while each share granted subject to a RSU award reduces the number of shares available by two shares. As of September 29, 2018, the maximum number of shares available for issuance under the Company’s stock incentive plans (assuming all the awards are in the form of stock options) was approximately 55 million shares and the number available for issuance assuming all awards are in the form of RSUs was approximately 28 million shares. The Company satisfies stock option exercises and vesting of RSUs with newly issued shares. Stock options and RSUs are generally forfeited by employees who terminate prior to vesting.
Each year, generally during the first half of the year, the Company awards stock options and restricted stock units to a broad-based group of management and creative personnel. The fair value of options is estimated based on the binomial valuation model. The binomial valuation model takes into account variables such as volatility, dividend yield and the risk-free interest rate. The binomial valuation model also considers the expected exercise multiple (the multiple of exercise price to grant price at which exercises are expected to occur on average) and the termination rate (the probability of a vested option being canceled due to the termination of the option holder) in computing the value of the option.
In fiscal years 2018, 2017 and 2016, the weighted average assumptions used in the option-valuation model were as follows:

	2018	2017	2016
Risk-free interest rate	2.4%	2.6%	2.3%
Expected volatility	23%	22%	26%
Dividend yield	1.57%	1.58%	1.32%
Termination rate	4.8%	4.0%	4.0%
Exercise multiple	1.75	1.62	1.62

Although the initial fair value of stock options is not adjusted after the grant date, changes in the Company’s assumptions may change the value of, and therefore the expense related to, future stock option grants. The assumptions that cause the greatest variation in fair value in the binomial valuation model are the expected volatility and expected exercise multiple. Increases or decreases in either the expected volatility or expected exercise multiple will cause the binomial option value to increase or decrease, respectively. The volatility assumption considers both historical and implied volatility and may be impacted by the Company’s performance as well as changes in economic and market conditions.
Compensation expense for RSUs and stock options is recognized ratably over the service period of the award. Compensation expense for RSUs is based on the market price of the shares underlying the awards on the grant date. Compensation expense for Performance RSUs reflects the estimated probability that the market or performance conditions will be met.
The impact of stock options and RSUs on income and cash flows for fiscal years 2018, 2017 and 2016, was as follows:

	2018	2017	2016
Stock option	$87	$90	$93
RSUs	306	274	293
Total equity-based compensation expense (1)	393	364	386
Tax impact	(99)	(123)	(131)
Reduction in net income	$294	$241	$255
Equity-based compensation expense capitalized during the period	$70	$78	$78
Tax benefit reported in cash flow from financing activities (2)	n/a	n/a	$208

(1)	Equity-based compensation expense is net of capitalized equity-based compensation and estimated forfeitures and excludes amortization of previously capitalized equity-based compensation costs.

(2)	The amount for fiscal 2018 and 2017 is not applicable as the Company adopted new accounting guidance in fiscal 2017.

The following table summarizes information about stock option transactions (shares in millions):

	2018
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	24	$76.68
Awards forfeited	(1)	107.69
Awards granted	4	111.48
Awards exercised	(3)	58.09
Outstanding at end of year	24	$84.14
Exercisable at end of year	14	$69.06

The following tables summarize information about stock options vested and expected to vest at September 29, 2018 (shares in millions):

			Vested
Range of Exercise Prices			Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
$—	—	$45	3	$38.13	2.8
$46	—	$60	3	50.75	4.2
$61	—	$90	3	72.94	5.2
$91	—	$115	5	101.92	7.0
			14

			Expected to Vest
Range of Exercise Prices			Number of Options (1)	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
$90	—	$105	1	$93.09	6.5
$106	—	$110	3	105.24	8.3
$111	—	$115	5	112.05	8.6
			9

(1)	Number of options expected to vest is total unvested options less estimated forfeitures.
The following table summarizes information about RSU transactions (shares in millions):

	2018
	Units	Weighted Average Grant-Date Fair Value
Unvested at beginning of year	9	$101.17
Granted (1)	5	109.05
Vested	(4)	113.21
Forfeited	(1)	107.23
Unvested at end of year (2)	9	$108.74
(1) Includes 1.1 million Performance RSUs.
(2) Includes 1.4 million Performance RSUs.

The weighted average grant-date fair values of options granted during fiscal 2018, 2017 and 2016 were $28.01, $25.65 and $30.93, respectively. The total intrinsic value (market value on date of exercise less exercise price) of options exercised and RSUs vested during fiscal 2018, 2017 and 2016 totaled $585 million, $757 million and $981 million, respectively. The aggregate intrinsic values of stock options vested and expected to vest at September 29, 2018 were $684 million and $78 million, respectively.
As of September 29, 2018, unrecognized compensation cost related to unvested stock options and RSUs was $122 million and $455 million, respectively. That cost is expected to be recognized over a weighted-average period of 1.6 years for stock options and 1.7 years for RSUs.
Cash received from option exercises for fiscal 2018, 2017 and 2016 was $210 million, $276 million and $259 million, respectively. Tax benefits realized from tax deductions associated with option exercises and RSUs vesting for fiscal 2018, 2017 and 2016 was $159 million, $264 million and $342 million, respectively.

13	Detail of Certain Balance Sheet Accounts

Current receivables	September 29, 2018	September 30, 2017

Accounts receivable	$8,268	$7,611
Other	1,258	1,209
Allowance for doubtful accounts	(192)	(187)
	$9,334	$8,633

Other current assets
Prepaid expenses	$476	$445
Other	159	143
	$635	$588

Parks, resorts and other property
Attractions, buildings and improvements	$28,995	$28,644
Furniture, fixtures and equipment	19,400	18,908
Land improvements	5,911	5,593
Leasehold improvements	932	898
	55,238	54,043
Accumulated depreciation	(30,764)	(29,037)
Projects in progress	3,942	2,145
Land	1,124	1,255
	$29,540	$28,406

Intangible assets
Character/franchise intangibles and copyrights	$5,829	$5,829
Other amortizable intangible assets	1,213	1,154
Accumulated amortization	(2,070)	(1,828)
Net amortizable intangible assets	4,972	5,155
FCC licenses	602	602
Trademarks	1,218	1,218
Other indefinite lived intangible assets	20	20
	$6,812	$6,995

Other non-current assets	September 29, 2018	September 30, 2017

Receivables	$1,928	$1,688
Prepaid expenses	919	233
Other	518	469
	$3,365	$2,390

Accounts payable and other accrued liabilities
Accounts payable	$6,503	$6,305
Payroll and employee benefits	2,189	1,819
Other	787	731
	$9,479	$8,855

Other long-term liabilities
Pension and postretirement medical plan liabilities	$2,712	$3,281
Other	3,878	3,162
	$6,590	$6,443

14	Commitments and Contingencies
Commitments
The Company has various contractual commitments for broadcast rights for sports, feature films and other programming, totaling approximately $44.6 billion, including approximately $0.4 billion for available programming as of September 29, 2018, and approximately $42.5 billion related to sports programming rights, primarily for college football (including bowl games and the College Football Playoff) and basketball, NBA, NFL, MLB, UFC, US Open Tennis, Top Rank Boxing, the PGA Championship and various soccer rights.
The Company has entered into operating leases for various real estate and equipment needs, including retail outlets and distribution centers for consumer products, broadcast equipment and office space for general and administrative purposes. Rental expense for operating leases during fiscal years 2018, 2017 and 2016, including common-area maintenance and contingent rentals, was $930 million, $868 million and $847 million, respectively.
The Company also has contractual commitments for the construction of three new cruise ships, creative talent and employment agreements and unrecognized tax benefits. Creative talent and employment agreements include obligations to actors, producers, sports, television and radio personalities and executives.
Contractual commitments for broadcast programming rights, future minimum lease payments under non-cancelable operating leases, cruise ships, creative talent and other commitments totaled $55.5 billion at September 29, 2018, payable as follows:

	Broadcast Programming	Operating Leases	Other	Total
2019	$7,340	$681	$1,793	$9,814
2020	7,475	571	1,269	9,315
2021	7,277	470	568	8,315
2022	5,317	381	1,095	6,793
2023	4,363	261	901	5,525
Thereafter	12,841	1,220	1,668	15,729
	$44,613	$3,584	$7,294	$55,491

Certain contractual commitments, principally broadcast programming rights and operating leases, have payments that are variable based primarily on revenues and are not included in the table above.
The Company has non-cancelable capital leases, primarily for land and broadcast equipment, which had gross carrying values of $371 million and $466 million at September 29, 2018 and September 30, 2017, respectively. Accumulated amortization related to these capital leases totaled $164 million and $233 million at September 29, 2018 and September 30, 2017, respectively. Future payments under these leases as of September 29, 2018 are as follows:

2019	$24
2020	21
2021	19
2022	18
2023	16
Thereafter	442
Total minimum obligations	540
Less amount representing interest	(386)
Present value of net minimum obligations	154
Less current portion	(12)
Long-term portion	$142
Legal Matters
The Company, together with, in some instances, certain of its directors and officers, is a defendant in various legal actions involving copyright, breach of contract and various other claims incident to the conduct of its businesses. Management does not believe that the Company has incurred a probable material loss by reason of any of the above actions.
Contractual Guarantees
The Company has guaranteed bond issuances by the Anaheim Public Authority that were used by the City of Anaheim to finance construction of infrastructure and a public parking facility adjacent to the Disneyland Resort. Revenues from sales, occupancy and property taxes from the Disneyland Resort and non-Disney hotels are used by the City of Anaheim to repay the bonds, which mature in 2037. In the event of a debt service shortfall, the Company will be responsible to fund the shortfall. As of September 29, 2018, the remaining debt service obligation guaranteed by the Company was $296 million. To the extent that tax revenues exceed the debt service payments subsequent to the Company funding a shortfall, the Company would be reimbursed for any previously funded shortfalls. To date, tax revenues have exceeded the debt service payments for these bonds.
The Company has guaranteed $113 million of Hulu’s $338 million term loan, which expires in August 2022. The Company is also committed to make a capital contribution of approximately $450 million to Hulu in calendar 2018. For the year ended September 29, 2018, the Company made contributions of $341 million against this commitment.
Long-Term Receivables and the Allowance for Credit Losses
The Company has accounts receivable with original maturities greater than one year related to the sale of television program rights and vacation ownership units. Allowances for credit losses are established against these receivables as necessary.
The Company estimates the allowance for credit losses related to receivables from the sale of television programs based upon a number of factors, including historical experience and the financial condition of individual companies with which we do business. The balance of television program sales receivables recorded in other non-current assets, net of an immaterial allowance for credit losses, was $1.0 billion as of September 29, 2018. Fiscal 2018 activity related to the allowance for credit losses was not material.
The Company estimates the allowance for credit losses related to receivables from sales of its vacation ownership units based primarily on historical collection experience. Estimates of uncollectible amounts also consider the economic environment and the age of receivables. The balance of mortgage receivables recorded in other non-current assets, net of a related allowance for credit losses of approximately 4%, was $0.7 billion as of September 29, 2018. Fiscal 2018 activity related to the allowance for credit losses was not material.

15	Fair Value Measurement
The Company’s assets and liabilities measured at fair value are summarized in the following tables by fair value measurement Level. See Note 10 for definitions of fair value measures and the Levels within the fair value hierarchy.

	Fair Value Measurement at September 29, 2018
Description	Level 1	Level 2	Level 3	Total
Assets
Investments	$38	$—	$—	$38
Derivatives
Interest rate	—	—	—	—
Foreign exchange	—	469	—	469
Other	—	15	—	15
Liabilities
Derivatives
Interest rate	—	(410)	—	(410)
Foreign exchange	—	(274)	—	(274)
Total recorded at fair value	$38	$(200)	$—	$(162)
Fair value of borrowings	$—	$19,826	$1,171	$20,997

	Fair Value Measurement at September 30, 2017
Description	Level 1	Level 2	Level 3	Total
Assets
Investments	$36	$—	$—	$36
Derivatives
Interest rate	—	10	—	10
Foreign exchange	—	403	—	403
Other	—	8	—	8
Liabilities
Derivatives
Interest rate	—	(122)	—	(122)
Foreign exchange	—	(427)	—	(427)
Total recorded at fair value	$36	$(128)	$—	$(92)
Fair value of borrowings	$—	$23,110	$2,764	$25,874

The fair values of Level 2 derivatives are primarily determined by internal discounted cash flow models that use observable inputs such as interest rates, yield curves and foreign currency exchange rates. Counterparty credit risk, which is mitigated by master netting agreements and collateral posting arrangements with certain counterparties, did not have a material impact on derivative fair value estimates.
Level 2 borrowings, which include commercial paper and U.S. medium-term notes, are valued based on quoted prices for similar instruments in active markets.
Level 3 borrowings include Asia Theme Park borrowings, which are valued based on the current borrowing cost and credit risk of the Asia Theme Parks as well as historical market transactions and prevailing market interest rates. Level 3 borrowings at September 30, 2017 also include borrowings in connection with the acquisition of BAMTech, which were paid in January 2018.
The Company’s financial instruments also include cash, cash equivalents, receivables and accounts payable. The carrying values of these financial instruments approximate the fair values.
The Company also has assets that are required to be recorded at fair value on a non-recurring basis. These assets are evaluated when certain triggering events occur (including a decrease in estimated future cash flows) that indicate the asset should be evaluated for impairment. Goodwill and indefinite lived intangible assets must be evaluated at least annually. During fiscal 2018, the Company recorded impairment charges for two equity investments that had a fair value of $392 million and a carrying value of $602 million. The fair value reflected the estimated discounted future cash flows, which is a Level 3 valuation technique. The impairment of $210 million was recorded in “Equity in the income (loss) of investees, net” in the Consolidated Statements of Income. During fiscal 2017, the Company recorded film production cost impairment charges of $115 million, which were reported in “Cost of services” in the Consolidated Statements of Income. At September 30, 2017, the aggregate carrying value of the films for which we prepared the fair value analyses was $143 million. The film impairment charges reflected the excess of the unamortized cost of the impaired films over their estimated fair value using estimated discounted future cash flows.
Credit Concentrations
The Company monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments on an ongoing basis and does not currently anticipate nonperformance by the counterparties.
The Company does not expect that it would realize a material loss, based on the fair value of its derivative financial instruments as of September 29, 2018, in the event of nonperformance by any single derivative counterparty. The Company generally enters into derivative transactions only with counterparties that have a credit rating of A- or better and requires collateral in the event credit ratings fall below A- or aggregate exposures exceed limits as defined by contract. In addition, the Company limits the amount of investment credit exposure with any one institution.
The Company does not have material cash and cash equivalent balances with financial institutions that have below investment grade credit ratings and maintains short-term liquidity needs in high quality money market funds. As of September 29, 2018, the Company did not have balances (excluding money market funds) with individual financial institutions that exceeded 10% of the Company’s total cash and cash equivalents.
The Company’s trade receivables and financial investments do not represent a significant concentration of credit risk at September 29, 2018 due to the wide variety of customers and markets in which the Company’s products are sold, the dispersion of our customers across geographic areas and the diversification of the Company’s portfolio among financial institutions.

16	Derivative Instruments
The Company manages its exposure to various risks relating to its ongoing business operations according to a risk management policy. The primary risks managed with derivative instruments are interest rate risk and foreign exchange risk.
The Company’s derivative positions measured at fair value are summarized in the following tables:

	As of September 29, 2018
	Current Assets	Other Assets	Other Current Liabilities	Other Long- Term Liabilities
Derivatives designated as hedges
Foreign exchange	$166	$169	$(80)	$(39)
Interest rate	—	—	(329)	—
Other	13	2	—	—
Derivatives not designated as hedges
Foreign exchange	38	96	(95)	(60)
Interest Rate	—	—	—	(81)
Gross fair value of derivatives	217	267	(504)	(180)
Counterparty netting	(158)	(227)	254	131
Cash collateral (received)/paid	—	—	135	5
Net derivative positions	$59	$40	$(115)	$(44)

	As of September 30, 2017
	Current Assets	Other Assets	Other Current Liabilities	Other Long- Term Liabilities
Derivatives designated as hedges
Foreign exchange	$175	$190	$(192)	$(170)
Interest rate	—	10	(106)	—
Other	6	2	—	—
Derivatives not designated as hedges
Foreign exchange	38	—	(46)	(19)
Interest Rate	—	—	—	(16)
Gross fair value of derivatives	219	202	(344)	(205)
Counterparty netting	(142)	(190)	188	144
Cash collateral (received)/paid	(20)	(7)	19	—
Net derivative positions	$57	$5	$(137)	$(61)

Interest Rate Risk Management
The Company is exposed to the impact of interest rate changes primarily through its borrowing activities. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows and on the market value of its borrowings. In accordance with its policy, the Company targets its fixed-rate debt as a percentage of its net debt between a minimum and maximum percentage. The Company primarily uses pay-floating and pay-fixed interest rate swaps to facilitate its interest rate risk management activities.
The Company designates pay-floating interest rate swaps as fair value hedges of fixed-rate borrowings effectively converting fixed-rate borrowings to variable rate borrowings indexed to LIBOR. As of September 29, 2018 and September 30, 2017, the total notional amount of the Company’s pay-floating interest rate swaps was $7.6 billion and $8.2 billion, respectively. The following table summarizes adjustments related to fair value hedges included in “Interest expense, net” in the Consolidated Statements of Income.

	2018	2017	2016
Gain (loss) on interest rate swaps	$(230)	$(211)	$18
Gain (loss) on hedged borrowings	230	211	(18)

In addition, the Company realized net expense of $15 million during fiscal 2018 and net benefits of $35 million and $94 million for fiscal years 2017 and 2016, respectively, in “Interest expense, net” related to pay-floating interest rate swaps.
The Company may designate pay-fixed interest rate swaps as cash flow hedges of interest payments on floating-rate borrowings. Pay-fixed swaps effectively convert floating rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these cash flow hedges are deferred in AOCI and recognized in interest expense as the interest payments occur. The Company did not have pay-fixed interest rate swaps that were designated as cash flow hedges of interest payments at September 29, 2018 or at September 30, 2017, and gains and losses related to pay-fixed swaps recognized in earnings for fiscal years 2018, 2017 and 2016 were not material.
To facilitate its interest rate risk management activities, the Company sold options in November 2016, October 2017 and April 2018 to enter into a future pay-floating interest rate swaps indexed to LIBOR for $2.0 billion in future borrowings. The fair values of these contracts were $81 million and $16 million at September 29, 2018 and September 30, 2017, respectively. The options are not designated as hedges and do not qualify for hedge accounting; accordingly, changes in their fair value are recorded in earnings.
Foreign Exchange Risk Management
The Company transacts business globally and is subject to risks associated with changing foreign currency exchange rates. The Company’s objective is to reduce earnings and cash flow fluctuations associated with foreign currency exchange rate changes, enabling management to focus on core business issues and challenges.
The Company enters into option and forward contracts that change in value as foreign currency exchange rates change to protect the value of its existing foreign currency assets, liabilities, firm commitments and forecasted but not firmly committed foreign currency transactions. In accordance with policy, the Company hedges its forecasted foreign currency transactions for periods generally not to exceed four years within an established minimum and maximum range of annual exposure. The gains and losses on these contracts offset changes in the U.S. dollar equivalent value of the related forecasted transaction, asset, liability or firm commitment. The principal currencies hedged are the euro, Japanese yen, Canadian dollar, Chinese yuan and British pound. Cross-currency swaps are used to effectively convert foreign currency-denominated borrowings into U.S. dollar denominated borrowings.
The Company designates foreign exchange forward and option contracts as cash flow hedges of firmly committed and forecasted foreign currency transactions. As of September 29, 2018 and September 30, 2017, the notional amounts of the Company’s net foreign exchange cash flow hedges were $6.2 billion and $6.3 billion, respectively. Mark-to-market gains and losses on these contracts are deferred in AOCI and are recognized in earnings when the hedged transactions occur, offsetting changes in the value of the foreign currency transactions. Gains and losses recognized related to ineffectiveness for fiscal years 2018, 2017 and 2016 were not material. Net deferred gains recorded in AOCI for contracts that will mature in the next twelve months totaled $92 million.
Foreign exchange risk management contracts with respect to foreign currency denominated assets and liabilities are not designated as hedges and do not qualify for hedge accounting. The notional amounts of these foreign exchange contracts at September 29, 2018 and September 30, 2017 were $3.3 billion and $3.6 billion, respectively. The following table summarizes the net foreign exchange gains or losses recognized on foreign currency denominated assets and liabilities and the net foreign exchange gains or losses on the foreign exchange contracts we entered into to mitigate our exposure with respect to foreign currency denominated assets and liabilities for fiscal years 2018, 2017 and 2016 by the corresponding line item in which they are recorded in the Consolidated Statements of Income:

	Costs and Expenses			Interest expense, net			Income Tax Expense
	2018	2017	2016	2018	2017	2016	2018	2017	2016
Net gains (losses) on foreign currency denominated assets and liabilities	$(146)	$105	$2	$39	$(13)	$(2)	$29	$3	$49
Net gains (losses) on foreign exchange risk management contracts not designated as hedges	104	(120)	(65)	(46)	11	—	(19)	24	(24)
Net gains (losses)	$(42)	$(15)	$(63)	$(7)	$(2)	$(2)	$10	$27	$25

Commodity Price Risk Management
The Company is subject to the volatility of commodities prices, and the Company designates certain commodity forward contracts as cash flow hedges of forecasted commodity purchases. Mark-to-market gains and losses on these contracts are deferred in AOCI and are recognized in earnings when the hedged transactions occur, offsetting changes in the value of commodity purchases. The notional amount of these commodities contracts at September 29, 2018 and September 30, 2017 and related gains or losses recognized in earnings were not material for fiscal years 2018, 2017 and 2016.
Risk Management – Other Derivatives Not Designated as Hedges
The Company enters into certain other risk management contracts that are not designated as hedges and do not qualify for hedge accounting. These contracts, which include certain swap contracts, are intended to offset economic exposures of the Company and are carried at market value with any changes in value recorded in earnings. The notional amount and fair value of these contracts at September 29, 2018 and September 30, 2017 were not material. The related gains or losses recognized in earnings were not material for fiscal years 2018, 2017 and 2016.
Contingent Features and Cash Collateral
The Company has master netting arrangements by counterparty with respect to certain derivative financial instrument contracts. The Company may be required to post collateral in the event that a net liability position with a counterparty exceeds limits defined by contract and that vary with the Company’s credit rating. In addition, these contracts may require a counterparty to post collateral to the Company in the event that a net receivable position with a counterparty exceeds limits defined by contract and that vary with the counterparty’s credit rating. If the Company’s or the counterparty’s credit ratings were to fall below investment grade, such counterparties or the Company would also have the right to terminate our derivative contracts, which could lead to a net payment to or from the Company for the aggregate net value by counterparty of our derivative contracts. The aggregate fair values of derivative instruments with credit-risk-related contingent features in a net liability position by counterparty were $299 million and $217 million at September 29, 2018 and September 30, 2017, respectively.

17	Restructuring and Impairment Charges
The Company recorded $33 million, $98 million and $156 million of restructuring and impairment charges in fiscal years 2018, 2017 and 2016, respectively. Charges in fiscal 2018 were due to severance costs. Charges in fiscal 2017 were due to severance costs and asset impairments. Charges in fiscal 2016 were due to asset impairments and severance and contract termination costs.

18	New Accounting Pronouncements
Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income
In February 2018, the Financial Accounting Standards Board (FASB) issued guidance as a result of the Tax Act to permit the reclassification of certain tax effects from AOCI to retained earnings. Current accounting guidance requires that adjustments to deferred tax assets and liabilities for changes in enacted tax rates be recorded through income from continuing operations even if the deferred taxes were originally established through comprehensive income. The new guidance allows companies to make a one-time election to reclassify the tax effects resulting from the Tax Act on items in AOCI to retained earnings. The new guidance is effective beginning with the first quarter of the Company’s 2020 fiscal year (with early adoption permitted). The guidance should be applied either retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act is recognized or as a cumulative adjustment in the first period of adoption.
Targeted Improvements to Accounting for Hedging Activities
In August 2017, the FASB issued guidance to improve certain aspects of the hedge accounting model including making more risk management strategies eligible for hedge accounting and simplifying the assessment of hedge effectiveness. The Company will adopt the standard in the first quarter of fiscal 2019. The adoption will not have a material impact on our consolidated financial statements as our historical hedging ineffectiveness has been immaterial.

Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost
In March 2017, the FASB issued guidance that requires presentation of the components of net periodic pension and postretirement benefit costs other than service costs, in an income statement line item outside of a subtotal of income from operations. The service cost component will continue to be presented in the same line items as other employee compensation costs. In addition, under the guidance only service costs are eligible for capitalization, for example, as part of a self-constructed fixed asset or a film production. The Company will adopt the standard in the first quarter of fiscal 2019. The adoption will not have a material impact on our consolidated financial statements. The guidance is required to be adopted retrospectively with respect to income statement presentation and prospectively for the capitalization requirement. See Note 10 for the amount of each component of net periodic pension and postretirement benefit costs we have reported historically. These amounts of net periodic pension and postretirement benefit costs are not necessarily indicative of amounts that may arise in future fiscal years.
Intra-Entity Transfers of Assets Other Than Inventory
In October 2016, the FASB issued guidance that requires recognition of the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs instead of when the asset is ultimately sold to an outside party. The Company will adopt the standard in the first quarter of fiscal 2019. The adoption will not have a material impact on our consolidated financial statements. The guidance requires prospective adoption with a cumulative-effect adjustment to retained earnings at the beginning of fiscal 2019.
Leases
In February 2016, the FASB issued a new lease accounting standard, which requires the present value of committed operating lease payments to be recorded as right-of-use lease assets and lease liabilities on the balance sheet. The Company is currently assessing the impact of the new guidance on its financial statements. The standard can be adopted either as of the effective date without restating prior periods or retrospectively by restating prior periods. The guidance is effective at the beginning of the Company’s 2020 fiscal year (with early adoption permitted). As of September 29, 2018, the Company had an estimated $3.6 billion in undiscounted future minimum lease commitments.
Revenue from Contracts with Customers
In May 2014, the FASB issued guidance that replaces the existing accounting standards for revenue recognition with a single comprehensive five-step model, eliminating industry-specific accounting rules. The core principle is to recognize revenue upon the transfer of control of goods or services to customers at an amount that reflects the consideration expected to be received. Since its issuance, the FASB has amended several aspects of the new guidance, including provisions that address revenue recognition associated with the licensing of intellectual property. The new guidance, including the amendments, is effective at the beginning of the Company’s 2019 fiscal year.

We have reviewed our significant revenue streams and identified required changes to our revenue recognition policies. While not material, the more significant changes to the Company’s revenue recognition policies are in the following areas:

•	For television and film content licensing agreements with multiple availability windows with the same licensee, the Company will defer more revenues to future windows than is currently deferred.

•
For licenses of character images, brands and trademarks subject to minimum guaranteed license fees, we currently recognize the difference between the minimum guaranteed amount and actual royalties earned from licensee merchandise sales (“shortfalls”) at the end of the contract period. Under the new guidance, projected guarantee shortfalls will be recognized straight-line over the remaining license period once an expected shortfall is identified.

•
For licenses that include multiple television and film titles subject to minimum guaranteed license fees that are recoupable against the licensee’s aggregate underlying sales from all titles, the Company will allocate the minimum guaranteed license fee to each title and recognize the allocated license fee as revenue when the title is made available to the customer. License fees in excess of the allocated by-title minimum guarantee are deferred until the aggregate contractual minimum guarantee has been exceeded and thereafter recognized as earned based on the licensee’s underlying sales. Under current guidance, an upfront allocation of the minimum guarantee is not required as license fees are recognized as earned based on the licensee’s underlying sales with any shortfalls recognized at the end of the contract period.

•
For renewals or extensions of license agreements for television and film content, we will recognize revenue when the licensed content becomes available under the renewal or extension, instead of when the agreement is renewed or extended.

We have developed processes to capture the information necessary for the expanded disclosures required under the new guidance, and implemented updates needed to our internal controls to support our new revenue recognition policies and disclosure requirements.
The guidance may be adopted either by restating fiscal 2017 and 2018 to reflect the impact of the new guidance (full retrospective method) or by recording the impact of adoption as an adjustment to retained earnings at the beginning of fiscal 2019 (modified retrospective method). The Company will adopt the standard in the first quarter of fiscal 2019 using the modified retrospective method. The adoption will not have a material impact on our consolidated financial statements.
The Company’s equity method investees are considered private companies for purposes of applying the new guidance and are not required to adopt the new standard until fiscal years beginning after December 15, 2018. Our significant equity method investees have substantially completed their assessment of the impact of adopting the new standard on their financial statements. We currently do not expect any material impacts to the Company’s consolidated financial statements upon the investees’ adoption of the new guidance.

19	Condensed Consolidating Financial Information
On March 20, 2019, the Company completed its acquisition of 21CF and the Mergers (as described in Note 3), and the Company (referred to herein as “Legacy Disney”) and 21CF became subsidiaries of New Disney (referred to herein as “TWDC”). Legacy Disney has outstanding public debt that has been fully and unconditionally guaranteed by TWDC. In addition, Legacy Disney has provided a full and unconditional guarantee of debt held by TWDC. As of March 20, 2019, Legacy Disney is a 100% owned subsidiary of TWDC.
Set forth below are condensed consolidating financial statements presenting the results of operations, financial position and cash flows of TWDC, Legacy Disney and non-guarantor subsidiaries on a combined basis along with eliminations necessary to arrive at the reported information on a consolidated basis. This condensed consolidating financial information has been prepared and presented pursuant to the Securities and Exchange Commission Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered.” This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with U.S. GAAP. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions.
TWDC was formed in June 2018, was a subsidiary of Legacy Disney until March 20, 2019, and did not have any balances or activities prior to fiscal 2019.

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the Year Ended September 29, 2018
(in millions)

	TWDC	Legacy Disney	Non-Guarantor Subsidiaries	Reclassifications & Eliminations	Total
Revenues	$—	$—	$59,520	$(86)	$59,434
Costs and expenses
Operating expenses	—	—	(32,726)	—	(32,726)
Selling, general, administrative and other	—	(615)	(8,245)	—	(8,860)
Depreciation and amortization	—	(1)	(3,010)	—	(3,011)
Total costs and expenses	—	(616)	(43,981)	—	(44,597)
Restructuring and impairment charges	—	—	(33)	—	(33)
Allocations to non-guarantor subsidiaries	—	576	(576)	—	—
Other income, net	—	41	474	86	601
Interest expense, net	—	(698)	124	—	(574)
Equity in the income (loss) of investees, net	—	—	(102)	—	(102)
Income before taxes	—	(697)	15,426	—	14,729
Income taxes	—	79	(1,742)	—	(1,663)
Earnings from subsidiary entities	—	13,216	—	(13,216)	—
Consolidated net income	—	12,598	13,684	(13,216)	13,066
Less: Net income attributable to noncontrolling interests	—	—	(468)	—	(468)
Net income excluding noncontrolling interests	$—	$12,598	$13,216	$(13,216)	$12,598
Comprehensive income excluding noncontrolling interests	$—	$13,029	$13,037	$(13,037)	$13,029

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the Year Ended September 30, 2017
(in millions)

	TWDC	Legacy Disney	Non-Guarantor Subsidiaries	Reclassifications & Eliminations	Total
Revenues	$—	$—	$54,952	$185	$55,137
Costs and expenses
Operating expenses	—	—	(30,306)	—	(30,306)
Selling, general, administrative and other	—	(450)	(7,726)	—	(8,176)
Depreciation and amortization	—	(1)	(2,781)	—	(2,782)
Total costs and expenses	—	(451)	(40,813)	—	(41,264)
Restructuring and impairment charges	—	—	(98)	—	(98)
Allocations to non-guarantor subsidiaries	—	405	(405)	—	—
Other income, net	—	163	100	(185)	78
Interest expense, net	—	(510)	125	—	(385)
Equity in the income (loss) of investees, net	—	—	320	—	320
Income before taxes	—	(393)	14,181	—	13,788
Income taxes	—	126	(4,548)	—	(4,422)
Earnings from subsidiary entities	—	9,247	—	(9,247)	—
Consolidated net income	—	8,980	9,633	(9,247)	9,366
Less: Net income attributable to noncontrolling interests	—	—	(386)	—	(386)
Net income excluding noncontrolling interests	$—	$8,980	$9,247	$(9,247)	$8,980
Comprehensive income excluding noncontrolling interests	$—	$9,431	$9,153	$(9,153)	$9,431

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the Year Ended October 1, 2016
(in millions)

	TWDC	Legacy Disney	Non-Guarantor Subsidiaries	Reclassifications & Eliminations	Total
Revenues	$—	$—	$55,287	$345	$55,632
Costs and expenses
Operating expenses	—	—	(29,993)	—	(29,993)
Selling, general, administrative and other	—	(488)	(8,266)	—	(8,754)
Depreciation and amortization	—	(1)	(2,526)	—	(2,527)
Total costs and expenses	—	(489)	(40,785)	—	(41,274)
Restructuring and impairment charges	—	—	(156)	—	(156)
Allocations to non-guarantor subsidiaries	—	365	(365)	—	—
Other income, net	—	332	13	(345)	—
Interest expense, net	—	(434)	174	—	(260)
Equity in the income (loss) of investees, net	—	—	926	—	926
Income before taxes	—	(226)	15,094	—	14,868
Income taxes	—	77	(5,155)	—	(5,078)
Earnings from subsidiary entities	—	9,540	—	(9,540)	—
Consolidated net income	—	9,391	9,939	(9,540)	9,790
Less: Net income attributable to noncontrolling interests	—	—	(399)	—	(399)
Net income excluding noncontrolling interests	$—	$9,391	$9,540	$(9,540)	$9,391
Comprehensive income excluding noncontrolling interests	$—	$7,833	$9,479	$(9,479)	$7,833

CONDENSED CONSOLIDATING BALANCE SHEET
As of September 29, 2018
(in millions)

	TWDC	Legacy Disney	Non-Guarantor Subsidiaries	Reclassifications & Eliminations	Total
ASSETS
Current assets
Cash and cash equivalents	$—	$1,367	$2,783	$—	$4,150
Receivables, net	—	155	9,179	—	9,334
Inventories	—	4	1,388	—	1,392
Television costs and advances	—	—	1,314	—	1,314
Other current assets	—	152	483	—	635
Total current assets	—	1,678	15,147	—	16,825
Film and television costs	—	—	7,888	—	7,888
Investments in subsidiaries	—	149,880	—	(149,880)	—
Other investments	—	—	2,899	—	2,899
Parks, resorts and other property, net	—	12	29,528	—	29,540
Intangible assets, net	—	—	6,812	—	6,812
Goodwill	—	—	31,269	—	31,269
Intercompany receivables	—	—	79,793	(79,793)	—
Other assets	—	911	3,178	(724)	3,365
Total assets	$—	$152,481	$176,514	$(230,397)	$98,598
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$—	$688	$8,791	$—	$9,479
Current portion of borrowings	—	3,751	39	—	3,790
Deferred revenues and other	—	115	4,476	—	4,591
Total current liabilities	—	4,554	13,306	—	17,860
Non-current liabilities
Borrowings	$—	$15,676	$1,408	$—	$17,084
Deferred income taxes	—	—	3,833	(724)	3,109
Other long-term liabilities	—	3,685	2,905	—	6,590
Intercompany payables	—	79,793	—	(79,793)	—
Total non-current liabilities	—	99,154	8,146	(80,517)	26,783
Redeemable noncontrolling interests	—	—	1,123	—	1,123
Total Disney Shareholders’ equity	—	48,773	149,880	(149,880)	48,773
Noncontrolling interests	—	—	4,059	—	4,059
Total equity	—	48,773	153,939	(149,880)	52,832
Total liabilities and equity	$—	$152,481	$176,514	$(230,397)	$98,598

CONDENSED CONSOLIDATING BALANCE SHEET
As of September 30, 2017
(in millions)

	TWDC	Legacy Disney	Non-Guarantor Subsidiaries	Reclassifications & Eliminations	Total
ASSETS
Current assets
Cash and cash equivalents	$—	$667	$3,350	$—	$4,017
Receivables, net	—	307	8,326	—	8,633
Inventories	—	4	1,369	—	1,373
Television costs and advances	—	—	1,278	—	1,278
Other current assets	—	110	478	—	588
Total current assets	—	1,088	14,801	—	15,889
Film and television costs	—	—	7,481	—	7,481
Investments in subsidiaries	—	135,370	—	(135,370)	—
Other investments	—	—	3,202	—	3,202
Parks, resorts and other property, net	—	9	28,397	—	28,406
Intangible assets, net	—	—	6,995	—	6,995
Goodwill	—	—	31,426	—	31,426
Intercompany receivables	—	257	69,864	(70,121)	—
Other assets	—	1,217	2,306	(1,133)	2,390
Total assets	$—	$137,941	$164,472	$(206,624)	$95,789
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$—	$440	$8,415	$—	$8,855
Current portion of borrowings	—	4,577	1,595	—	6,172
Deferred revenues and other	—	131	4,437	—	4,568
Total current liabilities	—	5,148	14,447	—	19,595
Non-current liabilities
Borrowings	$—	$17,672	$1,447	$—	$19,119
Deferred income taxes	—	—	5,613	(1,133)	4,480
Other long-term liabilities	—	3,942	2,501	—	6,443
Intercompany payables	—	69,864	257	(70,121)	—
Total non-current liabilities	—	91,478	9,818	(71,254)	30,042
Redeemable noncontrolling interests	—	—	1,148	—	1,148
Total Disney Shareholders’ equity	—	41,315	135,370	(135,370)	41,315
Noncontrolling interests	—	—	3,689	—	3,689
Total equity	—	41,315	139,059	(135,370)	45,004
Total liabilities and equity	$—	$137,941	$164,472	$(206,624)	$95,789

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended September 29, 2018
(in millions)

	TWDC	Legacy Disney	Non-Guarantor Subsidiaries	Reclassifications & Eliminations	Total
OPERATING ACTIVITIES
Cash provided by operations	$—	$336	$14,149	$(190)	$14,295

INVESTING ACTIVITIES
Investments in parks, resorts and other property	—	(3)	(4,462)	—	(4,465)
Acquisitions	—	—	(1,581)	—	(1,581)
Intercompany investing activities, net	—	(1,327)	—	1,327	—
Other	—	—	710	—	710
Cash used in investing activities	—	(1,330)	(5,333)	1,327	(5,336)

FINANCING ACTIVITIES
Commercial paper, net	—	(1,768)	—	—	(1,768)
Borrowings	—	997	59	—	1,056
Reduction of borrowings	—	(1,800)	(71)	—	(1,871)
Dividends	—	(2,515)	(190)	190	(2,515)
Repurchases of common stock	—	(3,577)	—	—	(3,577)
Proceeds from exercise of stock options	—	210	—	—	210
Intercompany financing, net	—	10,343	(9,016)	(1,327)	—
Contributions from noncontrolling interest holders	—	—	399	—	399
Other	—	(222)	(555)	—	(777)
Cash used in financing activities	—	1,668	(9,374)	(1,137)	(8,843)

Impact of exchange rates on cash, cash equivalents and restricted cash	—	—	(25)	—	(25)

Change in cash, cash equivalents and restricted cash	—	674	(583)	—	91
Cash, cash equivalents and restricted cash, beginning of year	—	693	3,371	—	4,064
Cash, cash equivalents and restricted cash, end of year	$—	$1,367	$2,788	$—	$4,155

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended September 30, 2017
(in millions)

	TWDC	Legacy Disney	Non-Guarantor Subsidiaries	Reclassifications & Eliminations	Total
OPERATING ACTIVITIES
Cash provided by operations	$—	$753	$13,461	$(1,871)	$12,343

INVESTING ACTIVITIES
Investments in parks, resorts and other property	—	(7)	(3,616)	—	(3,623)
Acquisitions	—	—	(417)	—	(417)
Intercompany investing activities, net	—	(1,856)	—	1,856	—
Other	—	15	(86)	—	(71)
Cash used in investing activities	—	(1,848)	(4,119)	1,856	(4,111)

FINANCING ACTIVITIES
Commercial paper, net	—	1,247	—	—	1,247
Borrowings	—	4,741	79	—	4,820
Reduction of borrowings	—	(1,850)	(514)	—	(2,364)
Dividends	—	(2,445)	(1,871)	1,871	(2,445)
Repurchases of common stock	—	(9,368)	—	—	(9,368)
Proceeds from exercise of stock options	—	276	—		276
Intercompany financing, net	—	8,394	(6,538)	(1,856)	—
Contributions from noncontrolling interest holders	—	—	17	—	17
Other	—	(266)	(876)	—	(1,142)
Cash used in financing activities	—	729	(9,703)	15	(8,959)

Impact of exchange rates on cash, cash equivalents and restricted cash	—	—	31	—	31

Change in cash, cash equivalents and restricted cash	—	(366)	(330)	—	(696)
Cash, cash equivalents and restricted cash, beginning of year	—	1,059	3,701	—	4,760
Cash, cash equivalents and restricted cash, end of year	$—	$693	$3,371	$—	$4,064

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended October 1, 2016
(in millions)

	TWDC	Legacy Disney	Non-Guarantor Subsidiaries	Reclassifications & Eliminations	Total
OPERATING ACTIVITIES
Cash provided by operations	$—	$(385)	$13,756	$(235)	$13,136

INVESTING ACTIVITIES
Investments in parks, resorts and other property	—	(12)	(4,761)	—	(4,773)
Acquisitions	—	—	(850)	—	(850)
Intercompany investing activities, net	—	(617)	—	617	—
Other	—	(74)	(61)	—	(135)
Cash used in investing activities	—	(703)	(5,672)	617	(5,758)

FINANCING ACTIVITIES
Commercial paper, net	—	(920)	—	—	(920)
Borrowings	—	4,948	1,117	—	6,065
Reduction of borrowings	—	(2,000)	(205)	—	(2,205)
Dividends	—	(2,313)	(235)	235	(2,313)
Repurchases of common stock	—	(7,499)	—	—	(7,499)
Proceeds from exercise of stock options	—	259	—	—	259
Intercompany financing, net	—	8,624	(8,007)	(617)	—
Other	—	(42)	(565)	—	(607)
Cash used in financing activities	—	1,057	(7,895)	(382)	(7,220)

Impact of exchange rates on cash, cash equivalents and restricted cash	—	—	(123)	—	(123)

Change in cash, cash equivalents and restricted cash	—	(31)	66	—	35
Cash, cash equivalents and restricted cash, beginning of year	—	1,090	3,635	—	4,725
Cash, cash equivalents and restricted cash, end of year	$—	$1,059	$3,701	$—	$4,760

QUARTERLY FINANCIAL SUMMARY
(in millions, except per share data)

(unaudited)	Q1		Q2		Q3		Q4
2018
Revenues	$15,351		$14,548		$15,228		$14,307
Segment operating income (5)	3,986		4,237		4,189		3,277
Net income	4,473		3,115		3,059		2,419
Net income attributable to Disney	4,423		2,937		2,916		2,322
Earnings per share:
Diluted	$2.91	(1)	$1.95	(2)	$1.95	(3)	$1.55	(4)
Basic	2.93		1.95		1.96		1.56
2017
Revenues	$14,784		$13,336		$14,238		$12,779
Segment operating income (5)	3,956		3,996		4,011		2,812
Net income	2,488		2,539		2,474		1,865
Net income attributable to Disney	2,479		2,388		2,366		1,747
Earnings per share:
Diluted	$1.55		$1.50		$1.51	(3)	$1.13	(4)
Basic	1.56		1.51		1.51		1.14

(1)
Results for the first quarter of fiscal 2018 included an estimated net benefit from the Deferred Remeasurement, partially offset by the Deemed Repatriation Tax as a result of the Tax Act (Tax Act Estimate), which had a favorable impact of $1.00 on diluted earnings per share, and a gain from the sale of property rights, which had a favorable impact of $0.03 on diluted earnings per share. These favorable impacts were partially offset by restructuring and impairment charges, which had an adverse impact of $0.01 on diluted earnings per share.

(2)
Results for the second quarter of fiscal 2018 included a net benefit of updating prior-period Tax Act estimate, which had a favorable impact of $0.09 on diluted earnings per share, and proceeds from legal insurance recoveries, which had a favorable impact of $0.02 on diluted earnings per share. These favorable impacts were partially offset by restructuring and impairment charges, which had an adverse impact of $0.01 per diluted earnings per share.

(3)
Results for the third quarter of fiscal 2018 included a net benefit of updating prior-period Tax Act estimate, which had a favorable impact of $0.07 on diluted earnings per share. Results for the third quarter of fiscal 2017 included a charge, net of committed insurance recoveries, incurred in connection with the settlement of litigation, which had an adverse impact of $0.07 on diluted earnings per share.

(4)
Results for the fourth quarter of fiscal 2018 included a gain in connection with the sale of real estate, which had a favorable impact of $0.25 on diluted earnings per share, partially offset by equity investment impairments, which had an adverse impact of $0.11 per diluted earnings per share, and the impact of updating prior-period Tax Act estimate, which had an adverse impact of $0.06 per diluted earnings per share. Results for the fourth quarter of fiscal 2017 included a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech, which had a favorable impact of $0.10 per diluted earnings per share, partially offset by restructuring and impairment charges, which had an adverse impact of $0.04 per diluted earnings per share.

(5)
Segment operating results reflect earnings before the corporate and unallocated shared expenses, restructuring and impairment charges, other income, net, interest expense, net, income taxes and noncontrolling interests.